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Notice of Annual Meeting and Proxy Statement

2021

ANALOG DEVICES

AHEAD OF WHAT'S POSSIBLE™

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

Letter From Our Board

Dear Fellow Shareholders,

First and foremost, we thank you for your continued investment in Analog Devices, Inc., or ADI.

At ADI, we are committed to maximizing shareholder value creation over the long-term, and we have a highly engaged Board and sound corporate governance structure in place to oversee this commitment.

The ADI Board of Directors cordially invites you to attend the 2021 Annual Meeting of Shareholders, or Annual Meeting, which will be held virtually on Wednesday, March 10, 2021, at 9:00 a.m. local time. Due to the continued public health concerns about in-person gatherings related to the COVID-19 pandemic, the Board of Directors supports the company’s decision that this year, ADI will hold a virtual Annual Meeting conducted via live webcast in order to protect the health and well-being of its shareholders, employees and directors. We believe that hosting a virtual meeting will facilitate shareholder attendance and participation at the Annual Meeting by enabling shareholders to participate remotely from any location around the world. We have designed the format of the virtual Annual Meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Shareholders will be able to submit questions before and during the meeting using online tools, providing you with the opportunity for meaningful engagement with the company. For instructions on attending the Annual Meeting virtually and voting your shares, please see pages A-6 and A-7.

You vote is very important to us. Our Board encourages you to read these proxy materials and to vote your shares “FOR” each proposal.

Thank you for the trust you place in us and the opportunity to serve as your directors.

THE ADI BOARD OF DIRECTORS

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

Letter From Our CEO

Dear Fellow Shareholders,

The global pandemic created a challenging year for all. We were forced to rethink the health and safety of our employees as well as our customer engagement and business operations, while balancing our lives at home. At ADI, I’m proud of how we worked together with determination and optimism. We embraced and learned from this undoubtedly tough time, while making great strides in strengthening ADI for the future.

Fiscal 2020 Results & Strategic Progress

Over the past decade, we strategically realigned our portfolio toward more durable end markets, creating a more diverse business across customers, products and applications. At the same time, we accelerated our innovation engine to continue to develop cutting-edge technologies, guided by our vision to solve our customers’ and the world’s toughest engineering challenges. It’s this combination of diversity and innovation, along with our financial discipline, that creates a virtuous cycle of innovation-led success.

Looking back at fiscal 2020, it was an uneven year. The first half was dampened by the pandemic, but the second half came back strong with revenue increasing 14% versus the first half. In total, we generated $5.6 billion of revenue, and our business-to-business (B2B) end markets of industrial, communications and automotive cumulatively outperformed peers for a third straight year. Despite this tough environment, we maintained solid profitability and delivered strong cash generation with operating cash flow of $2.0 billion and free cash flow of $1.8 billion. Notably, our free cash flow margin continues to be in the top 10% of companies in the S&P 500. And, importantly, we returned more than $1.1 billion through dividends and share repurchases.

This resilient business model allows us to invest in our future during any economic backdrop. In fiscal 2020, we spent more than $1.0 billion in research and development with over 95% targeted at the most attractive B2B opportunities. This includes funding our go-to-market activities and product development to drive new vectors of growth, such as digital healthcare. We also announced our proposed acquisition of Maxim Integrated Products, Inc., or Maxim Integrated. This complementary combination will deepen our domain expertise and engineering capabilities, enabling us to create even more complete solutions for our customers.

Destination for the Best Analog Engineering Talent

Over the last several years, our customers have reallocated more of their engineering resources towards software, away from hardware. As a result, they are increasingly relying on us to fill this void and be their critical innovation partner in architecting analog solutions. Given these dynamics, I believe talent will become an even more important competitive differentiator across the semiconductor industry.

We have built ADI to be a destination for the world’s best analog engineering talent. At our core, we are a global team of problem solvers who do not wait for the future—but imagine it and build it. That’s why we’re committed to empowering our engineers with freedom and unlimited opportunities to improve the world around us and push the boundaries of what’s possible. Once combined with Maxim Integrated, we will stand at 10,000 engineers strong, and this increased scale will unlock additional avenues of professional growth for our people.

Our Mission to “Engineer Good”

At ADI, we are passionately driven by our mission to “engineer good” for generations to come. This mission came to life in a unique way in fiscal 2020 as the COVID-19 pandemic revealed the fragility of our global healthcare system. To help meet the needs of the medical community, our team prioritized production of our healthcare solutions to support customers and we continued to partner with hospitals and biotech start-ups to develop solutions that leverage our technologies. Furthermore, our impact extended beyond our own facilities and capabilities as we made multi-million dollar donations through the Analog Devices Foundation to aid both global and local pandemic response efforts.

Beyond the immediate challenges of the pandemic, we believe there is much more ADI can do, leveraging our expertise to preserve and regenerate our precious natural ecosystem. In support of this, we launched the semiconductor industry’s first green bond to help finance projects that offer sustainability benefits within our own operations. We also recently joined the United Nations Global Compact, a voluntary leadership platform for the development, implementation and disclosure of responsible business practices, that reinforces our commitment to operate with integrity.

A More Connected, Safer and Sustainable Future

We are living in a time of unbounded opportunities driven by astonishing innovation in the third wave of Information and Communications Technology. This wave is characterized by pervasive sensing, hyper- scale and edge computing and ubiquitous connectivity. In this world, our customers are prioritizing digitalization and connectivity more than ever and new applications are emerging.

ADI, where data is born, provides the essential technologies to interpret the physical world around us and is enabling this market revolution. Over the years, we have invested in an industry-leading product portfolio with a suite of capabilities that range from DC to 100 gigahertz, from nanowatts to kilowatts, and from sensor to cloud. This portfolio supports customers of all sizes and is the foundation upon which we build more targeted, integrated solutions for our vertical applications. From Industry 4.0 to vehicle electrification to 5G communications, our next generation smart architectures are shaping a more connected, safer and sustainable future.

Building Resilience

In his book, “Antifragile: Things That Gain From Disorder,” author Nassim Nicholas Taleb writes that certain systems in nature, business and society actually gain strength when they are stressed, when randomness takes root, and chaos is the order of the day, calling them antifragile.

Over our 56-year history, ADI has proven to be antifragile. We have not only remained resilient during crises but have demonstrated an ability to learn and adapt quickly in a period of tremendous change. I am encouraged by our momentum and I am more confident than ever in ADI’s place in this reordered world.

Thank you for choosing to invest in ADI and for your continued trust in our management team.

VINCENT ROCHE President and Chief Executive Officer

B2B Highlights

Industrial

Industrial is characterized by a diversity of customers, products and applications, and long product life cycles. ADI’s heritage in this market positions us as the partner of choice to meet the expanding needs of our customers from traditional challenges of precision, control and power management, as well as emerging challenges of connectivity and safety.

Automotive

ADI is creating a more sustainable, safe and immersive vehicle experience with our core franchises of audio processing, connectivity and power management. As we look ahead, the electric vehicle revolution unlocks new opportunities. We are a market leader in battery management systems, with over half of the top 10 electric vehicle brands using our solution.

Communications

In wireless, ADI is enabling next generation 5G systems. With our expertise in radio signal chains, microwave, mmWave and power, our radio solutions possess best-in-class performance, size and cost. In wireline, we are a leader in precision signal chains for optical control systems and power management, used by carrier networks and in data centers.

Digital Healthcare

Our core healthcare technologies, consisting of medical imaging, instrumentation and vital signs monitoring, have been critical in the fight against COVID-19. Looking forward, one of our missions is to fast-track the affordability, accessibility and wellness focus of global healthcare by extending clinical-grade patient care from the hospital to the home.

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

A Global Team

“At ADI, we don’t wait for the future — we imagine it and then we build it. Our global team of insatiably curious problem solvers is working every day to address our customers’ toughest challenges and develop breakthrough solutions that impact the world. By empowering our team through investment, creative freedom and a culture of innovation, we strive to be the destination for the world’s best analog engineering talent.”

DAN LEIBHOLZ Chief Technology Officer

Talent Priorities

Core to our talent engagement and development strategy is building a culture of 360-degree training and development throughout each team member’s career. We provide all of our people with the freedom, opportunity, and support so that they can realize their full potential and collectively shape the ADI of the future.

1.	Continuous Education & Networking	Encouraging our team to keep learning & grow their networks

Our annual General Technical Conference (GTC) is dedicated to showcasing our talent & innovation. In fiscal 2020, 5,000+ engineers from 30+ countries participated in a virtual meeting with 280+ technical papers, posters, demos & live workshops.

Hundreds of employees take part in our ADI Technical University, which offers in-person and on-demand classes & workshops. It provides employees with the opportunity to broaden their engineering and functional expertise as well as learn through hands-on experiences.

2.	Promoting Experiential Career Development	Investing in our people with hands-on experiences

GEEC, or Global Early Employee Challenge, is a company-wide competition that develops the business skills of those with five or fewer years of experience. We had 400+ early career participants across 60 teams in fiscal 2020.

Analog Garage is our innovation incubation laboratory, bringing together 80+ engineers, data scientists, and hardware & software experts to create new technologies & new solutions in a fast-moving, idea-driven startup atmosphere.

3.	Broadening Access to Digital Economies	Developing leaders who reflect our global business

20 years ago, we created the Academe Linkage program in the Philippines to forge long-term, collaborative relationships with local higher education institutions. This has helped inspire many students to pursue engineering degrees & dramatically aided our recruiting efforts. Today, we have a team of 1,800+ engineers, including those who develop & test algorithms.
4.	Prioritizing Diversity & Inclusion	Building a culture of inclusion & embracing different perspectives	We support women’s career development through our Elevate program. More than 50% of women in this accelerated development program have moved into higher profile career roles.	We have a variety of Employee Networks that help create a sense of inclusion. We added two new networks this year, including The Green Team to support ESG, for a total of six across ADI.

We know that amazing talent drives our success as a company. That’s why we aim to be the destination for the world’s best analog engineering talent. We invest in career-long talent development and foster an inclusive workplace where all voices and diverse backgrounds can contribute, thrive and produce better outcomes for our employees and customers.

~7,600 Engineers Worldwide	~3,600 Global Patents

$1B+ R&D Investment in FY ’20	96% Employee Retention in FY ’20

SPOTLIGHT:

Analog Devices Fellows

ADI Fellow is a distinguished technical position given to engineers who contribute significantly to the company’s success through exceptional innovation, leadership and an unparalleled ability to unite and mentor others. In addition to their business and innovation impact, Fellows serve as company ambassadors and are recognized as industry leaders in their fields of expertise.

“ADI has changed a lot over the last five years, and now the opportunities for exploration and broadening your skillset are just enormous. It’s a very rewarding, dynamic environment and people who are good at self-direction are going to find that there is unlimited opportunity here.”

BOB ADAMS ADI Fellow

“New technologies find their way to market and the developers of the old way find new things to do. This culture of constant reinvention has a lot to do with ADI’s success over the last 50+ years. You can’t do one thing for that length of time in the world of technology and expect to be successful.”

TONY MONTALVO ADI Fellow and VP of Technology for Automotive, Communications and Aerospace

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

Notice of 2021

Annual Meeting of Shareholders

2021 Annual Meeting of Shareholders

Date and Time: Wednesday, March 10, 2021 9:00 am local time	Place: Virtual Meeting www.virtualshareholdermeeting.com/ADI2021	Record Date: Monday, January 4, 2021

Items of Business

The 2021 Annual Meeting of Shareholders of Analog Devices, Inc. will be held virtually on Wednesday, March 10, 2021 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the eleven director nominees named in this proxy statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.

To approve, by non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2021.

The shareholders will also act on any other business that may properly come before the meeting.

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in this proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.

Please note that we are furnishing proxy materials and access to our proxy statement to our shareholders via our website instead of mailing printed copies to each of our shareholders. By doing so, we save costs and reduce our impact on the environment.

Beginning on January 22, 2021, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, which contains instructions on how to access our proxy materials and vote online. If you attend the Annual Meeting virtually, you may withdraw your proxy and vote online during the Annual Meeting if you so choose. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report and a form of proxy card or voting instruction form. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Further information about how to attend the Annual Meeting online, vote your shares online during the meeting, and submit questions online before and during the meeting is included in this proxy statement. A list of our registered holders as of the close of business on the record date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/ADI2021. To access such list of registered holders beginning January 24, 2021 and until the meeting, shareholders should email Analog Devices Investor Relations at investor.relations@analog.com.

Your vote is important no matter how many shares you own, and we encourage you to vote promptly whether or not you plan to attend the Annual Meeting.

By Order of the Board of Directors,

YOON AH OH

Corporate Secretary

January 22, 2021

^

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 10, 2021: This proxy statement and the 2020 Annual Report are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

How to vote: Your vote is important

PLEASE VOTE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM

Vote by Internet Go to www.proxyvote.com You will need the 16-digit control number that appears on your proxy card or the Notice.	Vote by Telephone Call 1-800-690-6903 You will need the 16-digit control number that appears on your proxy card or the Notice.	Vote by Mail Mark, sign, date, and mail your proxy card or your voting instruction form. No postage is required if mailed in the U.S.

DURING THE VIRTUAL ANNUAL MEETING

For details on voting your shares during the virtual annual meeting, see “Q&A About Annual Meeting and Voting” on page 65.

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

The sum and/or computation of individual numerical amounts or percentages disclosed in this proxy statement may not equal the total due to rounding.

Forward-Looking Statements

This proxy statement contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; the proposed acquisition of Maxim Integrated Products, Inc.; our anticipated growth and trends in our businesses; our future liquidity, capital needs and capital expenditures; the impact of the COVID-19 pandemic on our business, financial condition and results of operations; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of changes in or the application of new or revised tax laws; expected cost savings; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies; and other characterizations of future events or circumstances are forward- looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in Part I, Item 1A. “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this report, except to the extent required by law.

Notice of 2021 Annual Meeting of Shareholders

Helpful Resources

Annual Meeting

Proxy Statement & Annual Report:

investor.analog.com/financial-info/annual-reports

Voting Your Proxy via the Internet Before the Annual Meeting: www.proxyvote.com

Board of Directors

investor.analog.com/governance/board-of-directors

Governance Documents

investor.analog.com/corporate-governance.cfm Corporate governance documents and policies, including:

•	Corporate Governance Guidelines

•	Committee Charters

•	Code of Business Conduct and Ethics

•	Related Person Transaction Policy

•	Equity Award Grant Date Policy

•	Human Rights Statement

Investor Relations

investor.analog.com

Corporate Social Responsibility

analog.com/csr

Proxy Summary Voting Matters	2021 ◀

This proxy summary provides an overview of select information in this proxy statement. We encourage you to read the entire Proxy Statement before voting. Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposal	Items of Business	Board Recommendation	Where to Find Details
1	Election of Eleven Directors	FOR each director nominee	10

2	Advisory Approval of the Compensation of the Company’s Named Executive Officers	FOR	30

3	Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company’s Fiscal Year ending October 30, 2021	FOR	61

What’s New?

We continually review our corporate governance practices to ensure that ADI is in a position to consistently deliver on its commitment to sustaining a culture of innovation, collaboration, solid performance, and fiduciary responsibility. We believe providing a broader understanding of our perspectives on these items will be beneficial to you as you consider this year’s voting matters. This year’s updated items include:

•	Published our inaugural Corporate Responsibility Report in May 2020, which includes enhanced disclosure of our environmental, social and governance, or ESG, initiatives, which can be found under Corporate Social Responsibility on our website

•	Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest, including sustainability and human capital management reporting
•	Revised our Board practices for risk oversight to include cybersecurity at the Board level and ESG under the Nominating and Corporate Governance Committee

•	Adopted a new clawback policy for all executive officers with respect to cash and equity incentives that is applicable in the event of a material financial restatement due to fraud or willful misconduct

Governance Highlights

Effective Board leadership, independent oversight and strong corporate governance	Shareholder rights and accountability

Majority of directors are independent	Annual election of directors of a declassified Board

Average tenure of independent directors standing for re-election is approximately 6.7 years	Majority voting for directors in uncontested director election

Regular executive sessions of independent directors	Implemented proxy access bylaw

Adopted clawback policy for CEO and executive officers	Annual Board and Committee self-evaluations

Active Board engagement in managing talent and long-term succession planning for executives	No dual class of stock or controlling shareholder

About ADI

At ADI, we are committed to solving our customers’ and the world’s toughest challenges.

Our hardware technologies are uniquely positioned at the edge – where data is born. They sense, measure and interpret phenomena, such as temperature, pressure, sound, light, speed, and motion, and transform these signals into intelligent actions – bridging the physical and cyber worlds and igniting human breakthroughs. We create leading edge technologies and solutions to solve our customers’ problems in instrumentation, automation, communications, healthcare, automotive and numerous other industries.

ADI At A Glance

Background
Founded: 1965
Headquarters: Wilmington, MA
Employees: 15,900
Countries: 30+ Worldwide sales, field applications, engineers, distribution, design and technical support
Products: ~45,000 SKUs
Customers: 125,000+
Publicly Listed – NASDAQ: ADI
Design Centers: ~44
Global Manufacturing: U.S. (Massachusetts, California, Washington) Ireland | Philippines | Malaysia | Singapore

Fiscal 2020 Revenue: $5.6B
Industrial Aerospace and Defense Energy Factory Automation Healthcare Instrumentation

Communications Wired/Optical Networking Wireless

Automotive Electrification Infotainment Autonomous Mobility

Consumer Hearable & Wearable Devices High-End Audio & Video Portables

Our Strategy

Central to our strategy is our focus on challenges that our customers have across the most impactful application areas. By bringing together domain expertise with some of the world’s best technologies across hardware, software and AI, we make our customers’ solutions more accurate, efficient and intelligent — driving profitable growth.

Despite the highly uncertain environment and unprecedented challenges of the COVID-19 pandemic, fiscal

2020 represented a year of strategic progress for ADI as we continued to deliver strong results and progress against our three key priorities:

Efficient Use of Capital

• R&D investment of $1B+ with 95% targeted on most attractive B2B opportunities

• Extracting value from M&A to drive long-term value creation, including pending acquisition of Maxim Integrated

• Targeting to return 100% of free cash flow after debt repayments to shareholders in the form of dividends and buybacks

Deepening Customer Centricity

• Partnering more deeply with customers to deliver complete solutions

• Extensive breadth of engineering capabilities and depth of domain expertise

• Executing on opportunity pipeline conversion and achieving record value

Capitalizing on Secular Trends	• Automotive: Electrification, Autonomous Driving, Cabin Digitalization • Industrial: Industrial 4.0 IoT, Digital Health, Space • Communications: Next-Gen Wireless (5G), Data Center

Fiscal 2020 Performance Highlights

$5.6B Revenue	65.9% Gross Margins	26.7% Operating Margins	$3.28 Diluted Earnings per Share	$2.0B Operating Cash Flow
~90% Business- to-Business Revenue	69.1% Adjusted Gross Margins*	39.9% Adjusted Operating Margins*	$4.91 Adjusted Diluted Earnings per Share*	$1.8B Free Cash Flow*
*	See Additional Information for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures

Fiscal 2020 Shareholder Value Creation

Returned $1.1B to shareholders in the form of dividends and share repurchases	Increased our dividends per share paid to shareholders by 15% on an annualized basis	1-, 3- and 5-year TSR[1] of 12%, 38% and 121%, respectively, which outperformed the S&P 500 over the same periods

(1)

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the one-, three- and five-year periods ended October 31, 2020.

Governance Highlights

ADI’s Board is composed of a diverse, experienced group of global thought, business, and academic leaders.

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Other Company Board(s)	Committee Member- ship(s)

Ray Stata	86	1965	Chairman of the Board of Analog Devices, Inc.	—	—	—

Vincent Roche	60	2013	President and Chief Executive Officer of Analog Devices, Inc.	—	1	—

James A. Champy	78	2003	Former Vice President of the Dell/Perot Systems business unit of Dell, Inc.		—	NCGC (Chair)

Anantha P. Chandrakasan	52	2019	Dean of MIT’s School of Engineering and Vannevar Bush Professor of Electrical Engineering and Computer Science		—	NCGC

Bruce R. Evans	61	2015	Senior Advisor & Former Chairman of the Board of Summit Partners		1	AC

Edward H. Frank	64	2014	Co-Founder and Former CEO of Cloud Parity		2	CC (Chair)

Laurie H. Glimcher	69	2020	Professor of Medicine at Harvard Medical School and President and Chief Executive Officer of the Dana-Farber Cancer Institute		1	CC

Karen M. Golz	66	2018	Former Global Vice Chair of Ernst & Young		—	AC

Mark M. Little	68	2017	Former SVP, GE Global Research & Chief Technology Officer of General Electric Company		—	CC

Kenton J. Sicchitano	76	2003	Former Global Managing Partner of PricewaterhouseCoopers LLP		—	AC (Chair)

Susie Wee	51	2019	Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems		—	CC

AC = Audit Committee CC = Compensation Committee NCGC = Nominating and Corporate Governance Committee

Board Composition

The Board of Directors and the Nominating and Corporate Governance Committee are committed to ensuring that the Board is comprised of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of shareholders, drive shareholder value and reflect our corporate values of integrity, honesty and adherence to high ethical standards.

45% of director nominees added in the last 5 years	97% overall attendance at Board and Committee meetings in fiscal 2020	31 Board and Committee meetings in fiscal 2020	9 of 11 director nominees are independent

Strong Board Diversity

The Board also believes that having directors with a mix of tenure helps transition the institutional knowledge of the more experienced directors while providing a broad, fresh set of perspectives. The Board has continued to make progress in broadening the experience, gender and tenure of our eleven director nominees.

Average Tenure	Diversity

45% 27% 27% 6.7 Years	0-5 Years 5-10 Years 10+ Years Average Tenure of independent director nominees	3 of 11 Directors are female, or 27% 2 of 11 Directors are ethnically diverse, or 18%

Board Profile

ADI’s directors contribute significant experience in the areas most relevant to overseeing the Company’s business and strategy. The below matrix provides a high-level summary of the experience and qualifications of our director nominees:

Name
Ray Stata
Vincent Roche
James A. Champy
Anantha P. Chandrakasan
Bruce R. Evans
Edward H. Frank
Laurie H. Glimcher
Karen M. Golz
Mark M. Little
Kenton J. Sicchitano
Susie Wee

Integrated Approach to Shareholder Engagement

We conduct extensive investor outreach throughout the year involving our senior management, investor relations, legal and human resources departments. This helps management and the Board understand and focus on the issues that matter most to our shareholders, so ADI can address them effectively.

ADI’s Year-Round Engagement Process

Engaging with Shareholders Year-round

•	In fiscal 2020, we held more than 400 meetings with our shareholders, including the majority of our top 25 shareholders, on a variety of topics

•	Launched a new webcast series, ADI Uncovered, discussing business strategy and secular growth trends of 5G communications, vehicle electrification, digital healthcare and processing at the edge

•	Held multiple webcasts and attended multiple conferences to keep shareholders informed of Company developments; this included a special call regarding our proposed acquisition of Maxim Integrated

Enhancing Practices & Disclosures

•	During fiscal 2020, we reached out to our top 25 shareholders, representing approximately 55% of our outstanding shares, with an invitation to have discussions with their corporate governance teams

•

Topics of interest during engagement included Board composition and risk oversight, Board evaluation and refreshment, corporate governance trends and environmental, social and governance considerations, including human capital management reporting

•	Shareholder and stakeholder feedback are integrated into boardroom discussions regularly and helps to inform the Board’s decisions and the Company’s practices and disclosures

Shareholder Topics & Company Response

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with our shareholders with the goal of continuing to evolve our corporate governance practices to best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, which our Board believes are in the best interests of our company and our shareholders. For example:

Topics of Discussion	Recent Outcomes of Engagement
Corporate Governance

• Continued focus on active Board refreshment and diversity, adding two new female directors to the Board

• Enhanced risk oversight practices for our Board, including cybersecurity at the Board level and ESG under the Nominating and Corporate Governance Committee

• Adopted a new clawback policy for all executive officers with respect to cash and equity incentives that is applicable in the event of a material financial restatement due to fraud or willful misconduct

Corporate Social Responsibility

• Published our inaugural Corporate Responsibility Report in May 2020 that includes enhanced disclosure of our ESG initiatives

• Enhanced our diversity and inclusion disclosures, including management perspective and workforce data on diversity and inclusion topics in the Corporate Responsibility Report

• Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest

Executive Compensation

Our executive compensation program is designed to attract, retain and motivate top executive talent and align the interests of our executives and our shareholders.

Compensation Best Practices

•	Our cash incentive bonus awards are based solely on our financial performance

•	A significant portion of equity awards are contingent upon long-term performance achievement

•	Incentive awards are tied to rigorous performance targets aligned with our corporate strategy

•	Payout for relative TSR-based awards capped at target for instances of negative absolute TSR
•	We recently adopted a clawback policy for all executive officers in the event of a material financial restatement due to fraud or willful misconduct

•	We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees

•	We have stock ownership guidelines for all officers and directors

•	We prohibit hedging and pledging of ADI securities

•	Annual “say on pay” vote

Overview of CEO Pay

Executive pay at ADI is strongly aligned with long-term company performance, with the majority of compensation delivered in long-term equity-based awards. The pay mix chart is based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee.

Fiscal 2020 Total Shareholder Return

2020 compensation actions for our NEOs are supported by solid corporate performance and strong shareholder returns.

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security for the one-year period ended October 30, 2020.

Summary of Direct Compensation Elements

We provide a mix of compensation elements that support our goals of attracting and retaining top executive talent and incentivizing our key performance objectives in the short- and long-term.

Pay Element		Purpose	Time Period	Performance Measures
• Base Salary		• Attract and retain executive talent	• Annual
• Variable Cash Incentive		• Motivate and reward executives for achieving short-term Company financial objectives aligned with value creation	• Paid semi-annually, with quarterly corporate financial targets tied to corporate strategy of profitable growth	• 50%: quarterly OPBT margin • 50%: year over year revenue growth (measured quarterly) • Minimum OPBT margin required for payout
• Annual Long-Term Incentives	• TSR PRSUs – 25%	• Align NEO and shareholder interest to drive superior relative TSR results	• Cumulative three-year period	• Relative TSR compared to comparator group • Payouts capped at target if absolute TSR is negative
	• Financial Metric PRSUs – 25%	• Align NEO and shareholder interests with long-term profitability	• One-year, two-year cumulative and three-year cumulative time periods	• Operating profit ($)
	• Stock Options – 25%	• Align NEO and shareholder interests in absolute stock price appreciation	• Four year graded vesting • 10 year term	• Absolute stock price appreciation
	• RSUs – 25%	• Retain key executives	• Four year graded vesting	• None

OPBT = Operating Profit Before Taxes.  TSR = Total Shareholder Return

Historical “Say on Pay” Votes

Our pay programs have a history of strong shareholder support. Our Compensation Committee believes the results of last year’s “Say on Pay” vote and input from our shareholder engagement affirmed our shareholders’ support of our company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting executive compensation in fiscal 2020.

Please see the Compensation Discussion and Analysis section beginning on page 31 of this proxy statement for a more detailed description of our executive compensation program, philosophy and design.

Corporate Responsibility

Our Approach

As a global company, we are passionately driven to be a leading corporate citizen—“engineering good” through the relentless pursuit of innovative technologies in order for our customers to be more successful in a more connected, greener and healthier future.

We believe that sustainability is about delivering holistic solutions to make a real, demonstrable impact in the world. Our goal is to help our customers solve their sustainability challenges while making meaningful progress on environmental regeneration efforts and broader societal challenges. We drive positive impact through our technologies and solutions, which are used across a range of end-markets and end-uses, as well as our sustainability strategy and platform, which is focused on three core pillars:

1.	Protect and Regenerate the Environment: we will deliver solutions that reduce our carbon and environ-mental footprint, as well as restore and replenish our natural resources and ecosystems

2.	Empower People: we aim to create opportunities for people and make a meaningful impact on their lives—both at ADI and in the broader community
3.	Impact Through Engagement: we will leverage the ingenuity of ADI employees to drive positive change and help solve real-world problems that benefit our lives, our communities and our planet

Sustainability Governance

Our sustainability agenda is led and managed by our Chief Executive Officer alongside a senior management team that includes our Chief People Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President of Industrial and Consumer, and newly appointed Director of Social Purpose.

In addition, our Board of Directors is fully engaged and receives updates from senior management about our progress against our sustainability initiatives.

Fiscal 2020 Highlights

Disclosure & Transparency	Our Environment	Our People & Society

• Published the company’s first Corporate Responsibility Report

• Our Corporate Responsibility Report is prepared in accordance with the Global Reporting Initiative (GRI): Core Option and we report separately to the CDP Climate Change and Water Security projects

• Our sustainability activities and reporting are appropriately aligned with the UN Sustainable Development Goals

• Going forward, we plan to review other evolving ESG disclosure frameworks (e.g., TCFD and SASB) to better inform our sustainability reports

• Significant progress against emissions reduction targets

• Set ambitious absolute emissions reduction goals by 2025

• Issued inaugural green bond—the first in the industry—to help finance or refinance eligible projects that offer environmental sustainability benefits

• Continued to innovate and develop solutions with meaningful environmental benefits, including our Battery Management Solutions, Energy Storage Systems and leveraging our intelligent sensing systems to make data centers greener

• Expanded training and development programs and established employee-led networks to drive inclusion and engagement

• Shifted production focus to healthcare technologies, supporting the medical community during the COVID-19 pandemic

• Established the Analog Devices Foundation to formalize the company’s philanthropy and charitable giving

• Provided support to global and local COVID-19 relief efforts through the Analog Devices Foundation

• Partnered with Massachusetts General Hospital and the Analog Devices Foundation donated $500,000 towards MGH’s Vaccine and Immunotherapy Center

▶	Proposal 1 Election of Directors

Our Board of Directors unanimously recommends that you vote   FOR   the election of each of the below nominees.

Election Process

Our entire Board of Directors is elected annually by our shareholders and currently consists of eleven directors, of whom nine are deemed to be “independent directors.” At the Annual Meeting, shareholders will accordingly have an opportunity to vote for each of the eleven nominees listed below. The persons named in the proxy card, upon receipt of a properly executed proxy, will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

We have also agreed to add two members of the Maxim Integrated Board of Directors to our Board of Directors upon the completion of our proposed acquisition of Maxim Integrated, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of

Maxim Integrated, and the other director will be selected by mutual agreement between us and Maxim Integrated. We have agreed to nominate both directors for election at the first annual meeting of our shareholders that occurs after the closing of the acquisition.

Director Criteria, Qualifications and Experience

The Board of Directors is committed to ensuring that it is composed of a highly capable group of directors who collectively span a broad range of leadership skills and provide a significant breadth of experience, knowledge and abilities, relevant to the Company’s strategic vision, long-term objectives and business activities to effectively represent the interests of shareholders, exercise sound judgment and reflect our corporate values of integrity, honesty and adherence to high ethical standards. Key factors that the Board of Directors and the Nominating and Corporate Governance Committee consider when selecting directors include:

Diversity		Independence

3 of 11 Directors are female, or 27%

	2 of 11 Directors are ethnically diverse, or 18%	9 of 11 Directors are Independent, or 81%

While the Board of Directors does not have a specific diversity policy, our Corporate Governance Guidelines provide that gender, racial, and ethnic diversity, consistent with the requirement for relevant and diverse experience, skills, and industry familiarity, are important search criteria.

Under Nasdaq rules, a majority of the members of our Board must be independent directors. To be considered independent, a director must be independent as determined under applicable Nasdaq rules, and in the Board’s judgment, the director must not have a relationships with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Experience

Experience/Expertise	Number of Directors

CEO Experience Experienced leadership of complex global businesses

Industry Experience Insight into key issues affecting our company

Technology Leadership Expertise and thought leadership relating to technological innovation in our industry and our end markets

Governance/Public Company Board Expertise Knowledge of public company governance issues and policies to enhance Board practices

Financial Expertise Oversight of our company’s audit function and preparation of financial statements and capital market expertise

International Experience Insight into the many factors involved in overseeing management of our company’s global footprint

Strategy Experience Oversight of management’s development and implementation of strategic priorities

Risk Management Expertise Oversight of risks facing our company and a comprehensive approach to risk management

Cybersecurity Expertise Oversight of our company’s efforts to maintain our customers’ trust and protect the security of their data

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears below under the heading “Security Ownership of Directors and Executive Officers.” See also “Certain

Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

Ray Stata

Chairman of the Board of Directors

Director since: 1965        Age: 86        Committee(s): None

Professional Experience and Background

Mr. Stata has served as our Chairman of the Board of Directors since 1973 and served as an executive officer of our Company from its inception until April 2012. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991.

Key Qualifications and Expertise

Mr. Stata has more than 50 years of experience and leadership in the semiconductor industry, including as our founder, our Chairman for 44 years and formerly as our President for 20 years. If re-elected, the Company expects that Mr. Stata will continue to serve as our Chairman of the Board of Directors in fiscal 2021.

Other Public Company Boards:

Current: None                  Past 5 Years: None

Vincent Roche

President and Chief Executive Officer

Director since: 2013        Age: 60        Committee(s): None

Professional Experience and Background

Mr. Roche has served as President of Analog Devices since 2012 and was appointed Chief Executive Officer and elected as a director in 2013. Under his leadership, ADI has extended its market leadership and grown to approximately $5.6 billion in revenue in fiscal 2020. Mr. Roche began his career at ADI in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his more than 30-year tenure at ADI.

Key Qualifications and Expertise

Mr. Roche’s leadership role in the Company and his deep knowledge of the Company’s products, markets, customers, culture and organization.

Other Public Company Boards:

Current: Acacia Communications, Inc.        Past 5 Years: None

James A. Champy

Presiding Director

Independent Director since: 2003        Age: 78

Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Mr. Champy retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation, a technology services company, from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is a Life Member of the MIT Corporation, the governing body of the Massachusetts Institute of Technology, or MIT, a private research university.

Key Qualifications and Expertise

Mr. Champy’s expertise in corporate strategy development and his organizational acumen.

Other Public Company Boards:

Current: None                  Past 5 Years: None

Anantha P. Chandrakasan

Independent Director since: 2019        Age: 52

Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Dr. Chandrakasan has served as the Dean of the School of Engineering at Massachusetts Institute of Technology, or MIT, a private research university, since July 2017, and as the Vannevar Bush Professor of Electrical Engineering and Computer Science since 2003. He also co-chairs the MIT-IBM Watson AI Lab and the MIT-Takeda Program. From July 2011 to June 2017, Dr. Chandrakasan was the head of MIT’s Department of Electrical Engineering and Computer Science (EECS). He is an Institute of Electrical and Electronics Engineers fellow, and in 2015 he was elected to the National Academy of Engineering.

Key Qualifications and Expertise

Dr. Chandrakasan’s deep understanding of complex technologies and experience driving innovation.

Other Public Company Boards:

Current: None                  Past 5 Years: None

Bruce R. Evans

Independent Director since: 2015        Age: 61        Committee(s): Audit

Professional Experience and Background

Mr. Evans has served as president of Evans Capital LLC, a private investment fund, since March 2019. Mr. Evans has also served in various positions with Summit Partners, a growth equity, venture capital and credit investment firm, since 1986, including most recently as Senior Advisor to the firm, a role he has held since January 2018. From 2011 to March 2019, he served as Chairman of Summit Partners’ Board. From 2011 to December 2017, he served as Managing Director and Chairman of Summit Partners’ Board. From 1999 to 2011, he was one of Summit Partners’ Co- Managing Partners. During his 34 years with Summit Partners, Mr. Evans has served as a member of the boards of directors of over 35 technology and other growth industry companies in the U.S. and Europe, including 14 public companies. In addition, Mr. Evans is Chairman of the Vanderbilt University Board of Trust and the former Chairman of Vanderbilt’s Investment Committee.

Key Qualifications and Expertise

Mr. Evans’ financial and management expertise, including his investing experience in the technology sector and his experience with acquisitions and other transactions.

Other Public Company Boards:

Current: Casa Systems, Inc.                  Past 5 Years: None

Edward H. Frank

Independent Director since: 2014        Age: 64     Committee(s): Compensation

Professional Experience and Background

Dr. Frank was most recently co-founder and CEO of Cloud Parity Social Networking, a voice of the customer startup, from January 2014 through August 2016. From May 2009 to October 2013, Dr. Frank held the position of Vice President, Macintosh Hardware Systems Engineering at Apple Inc., a company that designs, manufactures and markets electronic devices. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. Dr. Frank is vice-chair of Carnegie Mellon University Board of Trustees, where he has been a Trustee since 2000, and since July 2017, has been Executive Director (pro bono) of Metallica’s All Within My Hands Foundation. He is a member of the National Academy of Engineering and a Fellow of the IEEE.

Key Qualifications and Expertise

Dr. Frank’s substantial experience in the design, manufacture, sale and marketing of semi- conductors for a broad set of markets, including many of the markets serviced by the Company and his extensive executive leadership experience.

Other Public Company Boards:

Current: Marvell Technology Group, Ltd.            Past 5 Years: Cavium, Inc. (until 2018)

SiTime Corp.                                                                 Amesite, Inc. (until 2020)

           Quantenna Communications, Inc.

           (until 2018)

Laurie H. Glimcher

Independent Director since: 2020        Age: 69         Committee(s): Compensation

Professional Experience and Background

Dr. Glimcher has served as a Professor of Microbiology and Immunology at Harvard Medical School since May 2017, the Richard and Susan Smith Professor of Medicine at Harvard Medical School and Dana-Farber Cancer Institute since October 2016, an Attending Physician, Department of Cancer Immunology and Virology at Dana-Farber Cancer Institute since October 2016 and the President and Chief Executive Officer of the Dana-Farber Cancer Institute since September 2016. In addition to a number of senior leadership roles held at both Harvard Medical School and Harvard School of Public Health from 1984 to 2011 and from October 2016 to present, she also served as the Stephen and Suzanne Weiss Dean and Professor of Medicine of Weill Cornell Medicine and as Provost for Medical Affairs of Cornell University from January 2012 to August 2016. She is a member of the Board of Trustees at the Dana-Farber Cancer Institute and a member of the US National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences and the American Philosophical Society.

Key Qualifications and Expertise

Dr. Glimcher’s scientific and public health expertise as well as diversity of technical skills and experience as a physician, scientist and professor.

Other Public Company Boards:

Current:          GlaxoSmithKline plc

Past 5 Years: Bristol-Myers Squibb Company (until 2017)

   Waters Corporation (until 2020)

Karen M. Golz

Independent Director since: 2018        Age: 66         Committee(s): Audit

Professional Experience and Background

Ms. Golz is a retired partner from Ernst & Young (EY), a public accounting firm, where she held various senior leadership positions during her tenure at the firm, including most recently as Global Vice Chair, Japan from July 2016 to June 2017 and prior thereto, from July 2010 to June 2016, as Global Vice Chair, Professional Practice. Ms. Golz also served on EY’s Global Risk Management Executive Committee, which was charged with risk management across EY’s global network, from 2008 to 2016. Ms. Golz currently serves as senior advisor to The Boston Consulting Group’s Audit and Risk Committee, a role she has held since August 2017, and as a principal for K.M. Golz Associates, LLC, a consulting services company, since August 2017. She also sits on the Board of Trustees of the University of Illinois Foundation. Ms. Golz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Key Qualifications and Expertise

Ms. Golz’s accounting and audit expertise and extensive experience helping large organizations successfully navigate the complexities of international trade and regulation.

Other Public Company Boards:

Current: None              Past 5 Years: None

Mark M. Little

Independent Director since: 2017        Age: 68         Committee(s): Compensation

Professional Experience and Background

Dr. Little is the former Senior Vice President, GE Global Research and Chief Technology Officer of General Electric Company, or GE, a global digital industrial company. Dr. Little joined GE in 1978, and during his 37-year tenure, held management positions in engineering and business, culminating with his most recent position, which he held from November 2005 until his retirement in December 2015. In addition to his technology leadership, Dr. Little led several multi-billion dollar business units at GE, including GE Energy’s power-generation segment.

Key Qualifications and Expertise

Dr. Little’s extensive leadership experience in a global technology company, combined with his experience driving change and innovation through GE’s various phases of business transformation.

Other Public Company Boards:

Current: None              Past 5 Years: None

Kenton J. Sicchitano

Independent Director since: 2003        Age: 76        Committee(s): Audit

Professional Experience and Background

Mr. Sicchitano retired from PricewaterhouseCoopers LLP, or PwC, a public accounting firm, in July 2001. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PwC, in 1970 and became a partner in 1979. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax and Financial Advisory Services.

Key Qualifications and Expertise

Mr. Sicchitano’s extensive experience with public and financial accounting matters for complex global organizations.

Other Public Company Boards:

Current: None              Past 5 Years: PerkinElmer, Inc. (until 2017)

     Metlife, Inc. (until 2017)

Susie Wee

Independent Director since: 2019        Age: 51        Committee(s): Compensation

Professional Experience and Background

Dr. Wee has served as the Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems Inc., or Cisco, a technology company, since October 2019. She founded and has led DevNet, Cisco’s developer program, since October 2013. DevNet is a key pillar of Cisco’s software transformation strategy, has grown to a global community of over 500,000 developers and includes Cisco DevNet professional career certifications and business specializations for the partner ecosystem. Dr. Wee has been with Cisco since April 2011, and has held leadership roles including Senior Vice President & Chief Technology Officer of DevNet from October 2018 to October 2019, Vice President & Chief Technology Officer of DevNet from October 2013 to October 2018, Vice President & Chief Technology Officer of Networked Experiences from October 2012 to October 2013, and Vice President & Chief Technology and Experience Officer of Cisco’s Collaboration Technology Group from April 2011 to October 2012. Previously, Dr. Wee had a 15-year career at Hewlett Packard Enterprise Company, a technology company, where she held a number of technical and leadership roles, including Vice President and General Manager of the HP Experience Software Business and Lab Director at HP Labs. Dr. Wee is an Institute of Electrical and Electronics Engineers fellow and serves on the visiting committee of the Massachusetts Institute of Technology Electrical Engineering and Computer Science department and the board of Girls in Tech.

Key Qualifications and Expertise

Dr. Wee’s extensive experience in information technology and application development, together with her established track record of driving software innovation at global technology companies.

Other Public Company Boards:

Current: None              Past 5 Years: None

Corporate Governance

Board Policies & Practices

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted the following policies and procedures that we believe are in the best interests of Analog Devices and our shareholders:

Policy/Practice	Summary

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines for our Company that establish a common set of expectations to assist the Board and its committees in performing their duties. The Board reviews these Guidelines at least annually, and updates them as necessary to reflect changing regulatory requirements and evolving practices.

Declassified Board of Directors

We have a declassified Board of Directors and our bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected. All of our directors will stand for election for terms expiring at the next annual meeting of shareholders.

Majority Voting for Election of Directors

Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board of Directors must determine whether to accept and publicly disclose that determination.

Executive Sessions

At least twice per year, our Board of Directors holds executive sessions of non-employee directors, who are all independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, or Nasdaq Rules. Our Presiding Director, James A. Champy, presides at these executive sessions. In addition, the committees of our Board of Directors also regularly hold executive sessions with their advisors without management present.

No Hedging Policy	We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

No Pledging Policy

Since January 2013, we have prohibited our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “—Director Compensation” and “Information About Executive Compensation—Compensation Discussion and Analysis—Equity Award Grant Date Policy” below for more information.

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the CEO have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested performance-based RSUs whose performance has not yet been certified by the Compensation Committee will not be counted for purposes of satisfying these guidelines. RSUs and restricted stock (whether or not vested) and unvested performance-based RSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of the fiscal year ended October 31, 2020, or fiscal 2020.

Adoption of Clawback Policy

Our recently adopted clawback policy provides that in the event of a material restatement of our financial results, the Compensation Committee may, as appropriate, seek to recover from any executive officer whose fraud or willful misconduct caused or partially caused such restatement, all or a portion of the performance-based compensation awarded to such executive officer that was in excess of the amount that would have been awarded based on the restated financial results.

Adoption of Proxy Access Right

Our Board of Directors approved a bylaw amendment implementing proxy access, which allows shareholders that meet standard eligibility requirements to submit director candidates for election in the Company’s proxy statement.

You can access our bylaws, the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Related Person Transaction Policy and our Equity Award Grant Date Policy at investor.analog.com/corporate-governance.cfm or by writing to:

Investor Relations Department

Analog Devices, Inc.

One Analog Way

Wilmington, Massachusetts 01887

Phone: 781-461-3282

Email: investor.relations@analog.com

Board of Directors Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate, unless otherwise determined by a majority of the Board of Directors, and we currently separate these roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board of Directors. Because our Board of Directors has determined that Mr. Stata, our Chairman and founder, is not an independent director under the Nasdaq Rules, our Board of Directors has appointed James A. Champy as Presiding Director to preside at all executive sessions of directors without management present. The Board of Directors meets in executive session at each regular meeting.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its shareholders. The Board of Directors provides for the succession of the Chief Executive Officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board of Directors. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met ten times and its committees collectively held 21 meetings in fiscal 2020 (including by telephone conference). During fiscal 2020, overall attendance at Board and committee meetings was 97% and each of our incumbent directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All members of all three committees are independent, non-employee directors. Each committee has a charter that has been approved by the Board of Directors and is reviewed annually. In addition, each committee conducts an annual self-evaluation of its own performance and the performance of its members in accordance with its respective Committee charter. Each director also undertakes an evaluation of the Board more generally. Our Presiding Director, who is also currently the Chair of our Nominating and Corporate Governance Committee, working with outside counsel, also has conversations with each Board member designed to assess the competencies and skills each director brings to the Board. Summaries of the evaluations are presented to the Board. Mr. Roche is the only current director who is, or has been in the past three years, an employee of Analog Devices. Messrs. Roche and Stata do not serve on any standing Board committee and do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. The independent directors met in executive session without Messrs. Stata or Roche at each in-person Board meeting in fiscal 2020.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. Due to unforeseen circumstances relating to the COVID-19 pandemic, only one of our then-serving directors attended our in-person 2020 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair) and Evans and Ms. Golz. The Board of Directors has determined that each of Messrs. Sicchitano and Evans and Ms. Golz qualifies as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission, or SEC, and is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s consolidated balance sheet and its consolidated statements of income, comprehensive income, shareholders’ equity and cash flows and related notes as required under the Nasdaq Rules. The Board of Directors has certified that it has at least one member of the Audit Committee who has past employment experience in finance or accounting as required by the Nasdaq Rules. None of Messrs. Sicchitano and Evans or Ms. Golz serves on the audit committees of more than two other public companies.

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee selected and appointed Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2020. The Audit Committee met eleven times during fiscal 2020 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2020 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Drs. Frank (Chair), Glimcher, Little and Wee. Dr. Lisa Su also served on the Compensation Committee during fiscal 2020. The Board of Directors has determined that each of Drs. Frank, Glimcher Little and Wee is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10C-1 of the Exchange Act. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, RSUs and other stock incentives (within guidelines established by our Board of Directors and in accordance with our Stock Option and Stock-Based Award Grant Date Policies) to our officers. In accordance with the terms of our 2020 Equity Incentive Plan, which we refer to as the 2020 Plan, the Compensation Committee has delegated to our Chief Executive Officer the power to grant and modify options, RSUs and other stock awards to employees who are not executive officers, other senior vice presidents who report to the Chief Executive Officer or directors, subject to specified thresholds, parameters and applicable law. Additionally, the Compensation Committee oversees our newly adopted clawback policy, as well as any clawback policy the Company may adopt in the future. Our Compensation Committee held eight meetings (including by telephone conference) during fiscal 2020.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners, or Pearl Meyer, an independent compensation consultant, during fiscal 2020. Pearl Meyer reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies. For fiscal 2020, the Compensation Committee instructed Pearl Meyer to assist in the following matters:

•	defining a peer group of companies;

•	reviewing and validating the appropriateness of executive incentive plan goals;

•	assisting the Compensation Committee in defining a comparator group of companies for the 2020 relative total shareholder return performance-based RSUs;

•	providing market data and advice regarding executive and director compensation plan design, design of the executive performance incentive plan and equity incentive mix and design, including a market update relating to the effects of COVID-19 on executive compensation;
•	conducting a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity and total director compensation opportunity in comparison to our defined peer group; and

•	conducting a risk assessment of our executive compensation program.

In connection with its work for the Compensation Committee, Pearl Meyer is invited to attend the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions of the Compensation Committee. Pearl Meyer is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Compensation Committee also solicits advice from time to time from our outside counsel, WilmerHale. The Compensation Committee assesses the independence of its advisors on an annual basis. The Compensation Committee requested and received an independence letter from each of Pearl Meyer and WilmerHale providing information to assist the Compensation Committee in selecting and receiving advice from such advisor after considering the independence factors that are identified in the Nasdaq rules. The Compensation Committee determined that the engagement of these advisors did not raise any conflicts of interest for all work performed for the Compensation Committee during fiscal 2020. The activities of our Compensation Committee and the services Pearl Meyer performed for the Compensation Committee during fiscal 2020 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Champy (Chair) and Dr. Chandrakasan. The Board of Directors has determined that each of Mr. Champy and Dr. Chandrakasan is independent as defined under the Nasdaq Rules. The primary responsibility of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board of Directors, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders and the persons to be elected by the Board to fill any vacancies on the Board, recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles and oversee the evaluation of the Board of Directors. The Nominating and Corporate Governance Committee also leads the Board of Directors’ succession planning efforts with respect to senior executives and oversight of our Code of Business Conduct and Ethics, and oversees and periodically reviews the Company’s environmental, social and governance policies, goals and programs.

The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see “—Director Candidates” above. Our Nominating and Corporate Governance Committee held six meetings during fiscal 2020 (including by telephone conference).

Determination of Independence

Under applicable Nasdaq Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under investor.analog.com/corporate-governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above). Our Board of Directors has determined that none of Messrs. Champy, Evans and Sicchitano, Ms. Golz and Drs. Chandrakasan, Frank, Glimcher, Little and Wee has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Rules. The Board also determined that Lisa Su and Neil Novich, both former directors, were each an “independent director” prior to their retirements from the Board on March 11, 2020. The Board of Directors has determined that Mr. Roche, our President and Chief Executive Officer, and Mr. Stata, our Chairman and founder, are not “independent” under the Nasdaq Rules because Mr. Roche is a current employee and Mr. Stata is our founder. The Board of Directors considered the Company’s annual laboratory membership and sponsorship of university research projects with MIT (of which Anantha P. Chandrakasan is the Dean of the School of Engineering and James A. Champy is a board member) and Karen Golz’s former affiliation with Ernst & Young and determined that those relationships would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Yoon Ah Oh, Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may also seek input from director search firms for identification and evaluation of candidates. Laurie H. Glimcher, who joined our Board of Directors in August 2020, was recommended by a non-management director.

Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in our bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2022 annual meeting of shareholders?” below.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence; the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Nominating and Corporate Governance Committee includes gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant and diverse experience, skills and industry familiarity.

Communications from Shareholders and Other Interested Parties

The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors (including the Presiding Director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.

The Board of Directors’ Role in Risk Oversight

The following table summarizes management’s and the Board of Directors’ role in risk management and oversight:

Management	Our Risk Management Framework defines how we identify, manage and govern risk throughout our organization to promote the achievement of our financial and operational goals in a compliant manner. It assigns accountability for risk management to every business unit, based on the risks they encounter as part of their day-to-day operations. Risk governance is managed by our Chief Legal Officer and Chief Financial Officer in partnership with the senior leadership team. Members of management report to the Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) regarding risk identification, risk management and risk mitigation strategies.

Board of Directors	The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company. Specifically, our Chief Legal Officer reports to our full Board of Directors regarding our management of all enterprise and operational risks and our Risk Management Framework annually, with periodic updates on focus areas, such as cybersecurity. The Board also receives regular updates from our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which provide our Board with thorough insight about how ADI manages risk.

Audit Committee	The Audit Committee discusses ADI’s policies with respect to risk assessment and risk management as they apply to ADI’s financial statement integrity and reporting and internal controls. The Audit Committee also receives regular reports from our Director of Internal Audit on internal audit matters and receives reports at least annually from our Chief Information Officer on information security, technology and data privacy and protection. The Chief Information Officer also provides an annual report to the full Board of Directors regarding cybersecurity risk.

Compensation Committee	The Compensation Committee considers whether ADI’s executive compensation program and non- executive director compensation practices encourage excessive or inappropriate risk taking.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee leads the Board with respect to the adequacy of the Company’s governance structure and process and of succession planning for the Company’s Board of Directors, Chief Executive Officer and other executive officers. The Committee oversees the Company’s environmental, social and governance policies, goals and programs, including reviewing the Company’s sustainability initiatives and goals and the Company’s progress toward achieving those goals.

Engagement with Our Shareholders

Since our inception as a public company, we have maintained an active engagement program with our shareholders, meeting with them extensively throughout the year as part of our investor outreach efforts. In fiscal 2020, we held more than 400 meetings with our shareholders, including the majority of our top 25 shareholders, to discuss the Company’s performance and prospects, as well as trends affecting the semiconductor industry. We also continued our specific outreach effort with our institutional investors to discuss corporate governance issues affecting the Company. During fiscal 2020, we reached out to our top 25 shareholders, representing approximately 55% of our outstanding shares, with an invitation to have discussions with their corporate governance teams. Of the shareholders who accepted our engagement invitation, topics covered in these meetings included:

•	Board composition and risk oversight

•	Board evaluations and refreshment

•	Corporate governance trends
•	Environmental, social and governance considerations, including diversity and inclusion and human capital management

•	Executive compensation practices and design

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with our shareholders with the goal of continuing to evolve our corporate governance practices to best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, which our Board believes is in the best interests of our company and our shareholders. For example:

Topics of Discussion	Recent Outcomes of Engagement
Corporate Governance	• Continued focus on active Board refreshment and diversity, adding two new female directors to the Board
• Enhanced risk oversight practices for our Board, including cybersecurity at the Board level and ESG under the Nominating and Corporate Governance Committee

• Adopted a new clawback policy for all executive officers with respect to cash and equity incentives that is applicable in the event of a material financial restatement due to fraud or willful misconduct

Corporate Social Responsibility	• Published our inaugural Corporate Responsibility Report in May 2020 that includes enhanced disclosure of our ESG initiatives
• Enhanced our diversity & inclusion disclosures, including management perspective and workforce data on diversity and inclusion topics in the Corporate Responsibility Report
• Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest

We intend to continue our shareholder outreach efforts on an on-going basis and look forward to continuing to engage with our valued shareholders.

Corporate Responsibility Highlights

We believe that sustainability is about delivering holistic solutions to ensure we are making a real, demonstrable impact in the world. ADI strives to create a rewarding workplace and be a trusted partner, leading corporate citizen, environmental steward and contributor to our communities. We periodically evaluate our sustainability priorities outlined in our 2020 Corporate Responsibility Report, entitled Engineering Good, to ensure alignment with our long-term strategy. As part of this process, we regularly engage with key stakeholders to ensure we continue to focus on the most important issues.

Approach to Stakeholder Engagement

Our Shareholders	Our Workforce	Our Suppliers	Our Communities

We actively engage with our shareholders around topics of interest, including sustainability reporting and human capital management.	Through employee-led Green Teams, our employees focus on improving sustainability at local offices and provide feedback through our quarterly ADI Pulse engagement survey.	ADI is a proud member of the Responsible Business Alliance and requires our suppliers to adhere to our code of conduct.	ADI continues to fund and support STEM education and local environmental initiatives across the globe.

Our sustainability agenda is led and managed by our Chief Executive Officer alongside a senior management team that includes our Chief People Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President of Industrial and Consumer, and newly appointed Director of Social Purpose. In addition, our Board of Directors is fully engaged and receives updates from senior management about our progress against our sustainability initiatives.

We utilize third-party disclosure initiatives to inform our sustainability activities and reporting. Our 2019 Corporate Responsibility Report was prepared in accordance with the Global Reporting Initiative: Core Option and we also report separately to the CDP Climate Change and Water Security projects. Our sustainability activities and reporting are appropriately aligned with the UN Sustainable Development Goals. Going forward, we plan to review other evolving ESG disclosure frameworks (e.g., TCFD and SASB) to better inform our sustainability reports.

We have a long history of leadership in corporate responsibility and pursue corporate social responsibility and sustainability along four pillars—Protect and Regenerate the Environment, Empower People, Impact Through Engagement and Promoting Good Governance.

Protect and Regenerate the Environment—While we are focused on reducing our carbon footprint and our impact on the environment today, we also strive to deliver an even greater environmental impact. Our goal is to make meaningful progress on environmental regeneration efforts and partner with our customers to help them solve their sustainability challenges. We leverage our expertise to develop new solutions to help restore natural resources, regenerate the quality of our biosphere and reduce carbon.

We establish environmental performance objectives using a five-year planning horizon, and make annual updates to our objectives, targets, and programs. For example, key 2025 operational targets for ADI include: 50% greenhouse gas emission reduction over our 2015 baseline; 50% water recycling rate; and 100% renewable energy use for power generation. Progress is reviewed quarterly at the corporate level and monthly at the site level and senior management allocates resources appropriately to help keep programs on plan.

Empower People—We are committed to helping our employees thrive through education, inclusion and support. We are focused on building programs within ADI to enhance our diverse and accepting workplace culture, while also broadening availability of STEM education, training and employment to impoverished communities across the globe.

As we continue to evolve our business offerings and innovate our designs, we are also placing our environmental and social responsibilities at the center of our operations. The empowerment of our people is a key focus area. Our empowerment strategy is led by our new Social Purpose Governance Council, made up of members from across our business units who provide different perspectives across age, gender, ethnicity and sexual orientation. Core to our empowerment strategy is embracing diversity and building a culture of inclusion across the organization. We plan to achieve this by expanding the diversity of our workforce, creating growth and development opportunities for our employees, embracing different perspectives and fostering an inclusive work environment for all.

Impact Through Engagement—ADI takes an active role in addressing problems that impact our employees, our communities and our planet. We stand behind our employee engagement efforts and are proud to contribute to their causes. For example, Analog Devices Foundation, Analog Devices and our employees—through an accelerated employee match—donated a combined $4 million to the World Health Organization’s COVID-19 Solidarity Response Fund. Additionally, the Analog Devices Foundation donated $500,000 to fund research for the Vaccine & Immunotherapy Center, or the VIC, at Massachusetts General Hospital. The donation directly supports work to develop a vaccine and novel point-of-care testing technologies for COVID-19. Analog Devices and the VIC are supporting a trial to deploy new diagnostic testing to identify those infected with COVID-19 and confirm which individuals have developed an immune response and are virus negative.

Promoting Good Governance—We have long believed that good corporate governance is important to ensure Analog Devices is managed for the long-term benefit of our shareholders. We review our corporate governance policies and practices annually and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders.

Sustainability is infused into all aspects of how we do business, and we are proud that our sustainability commitment is routinely recognized around the globe, including most recently with the following awards:

Employer Brand

• The Boston Globe’s Top Places to Work (2017-2020)	• Forbes World’s Best Employers (2018-2020)
— Rankings based on employee satisfaction	— Rankings based on employee evaluations

Corporate Reputation

• Derwent Top 100 Global Innovators™ (2020)	• Shingo Accreditation (2020)
— Awarded to the world’s most innovative organizations which successfully develop patented inventions that also have strong commercialization potential	— Global recognition for premier quality and operational excellence; ADI Limerick is the first semiconductor site in the world to achieve this

For more information about our corporate responsibility efforts, please refer to our Corporate Responsibility Report available at analog.com/csr. We are not including the information contained in our Corporate Responsibility Report in, or incorporating it by reference into, this proxy statement.

Director Compensation

Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of RSUs. To reflect their additional responsibilities, the Chairs and members of all committees receive an additional cash retainer. The Presiding Director also receives an additional cash retainer. Mr. Roche, as an employee director, does not receive any additional compensation for his services as director.

The Board of Directors has delegated to the Compensation Committee the responsibility to review and recommend to the Board of Directors any proposed changes to non-employee director compensation. Annually, the Compensation Committee reviews with Pearl Meyer, the Compensation Committee’s independent compensation consultant, non-employee director compensation information for our peer group to check the alignment of our non-employee director compensation package with market practice and current trends. The Compensation Committee then makes recommendations to the full Board with respect to compensation of our non-employee directors, and the full Board reviews these recommendations and makes a final determination.

In fiscal 2020 we granted 100% of the value of the annual equity award to each of our non-employee directors in the form of time-based RSUs. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting of shareholders. On March 11, 2020, we granted each non- employee director 2,210 RSUs for services to be provided from that date until the earlier of the first anniversary of the date of the grant or the Company’s next annual meeting of shareholders. On December 16, 2019, Dr. Wee, who joined the Board in November 2019, was granted 520 RSUs for services to be provided from the date of her initial election as a director through the 2020 annual meeting of shareholders. On September 15, 2020, Dr. Glimcher, who joined the Board in August 2020, was granted 1,060 RSUs for services to be provided from the date of her initial election as a director through the 2021 annual meeting of shareholders.

The following table details the total compensation earned by our non-employee directors in fiscal 2020.

Fiscal 2020 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)

James A. Champy	125,000	203,179	—	328,179

Anantha P. Chandrakasan	90,000	203,179	—	293,179

Bruce R. Evans	95,000	203,179	—	298,179

Edward H. Frank	100,000	203,179	—	303,179

Laurie H. Glimcher (5)	18,750	120,395	—	139,145

Karen M. Golz	95,000	203,179	—	298,179

Mark M. Little	90,000	203,179	—	293,179

Neil Novich (6)	33,929	—	—	33,929

Kenton J. Sicchitano	110,000	203,179	—	313,179

Ray Stata	250,000	203,179	15,324	468,503

Lisa T. Su (6)	32,143	—	—	32,143

Susie Wee (7)	83,571	262,251	—	345,822

(1)

This amount includes a $80,000 annual board retainer. An additional annual retainer of $30,000 was paid to the chair of the Audit Committee, an additional annual retainer of $20,000 was paid to the chair of the Compensation Committee and an additional annual retainer of $20,000 was paid to the chair of the Nominating and Corporate Governance Committee. The Presiding Director also received an additional annual retainer of $25,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $15,000, the members of the Compensation Committee (other than the chair) received an additional annual retainer of $10,000, and the members of the Nominating and Corporate Governance Committee (other than the chair) received an additional annual retainer of $10,000. For fiscal 2020, Mr. Stata, as Chairman of the Board of Directors, received a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year and are pro-rated for a partial year of service. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan, or DCP. For more information relating to our DCP, see “Information About Executive Compensation—Non-Qualified Deferred Compensation Plan” below. Dr. Frank elected to defer receipt of his fees under the DCP in fiscal 2020.

(2)

These amounts represent the aggregate grant date fair value of awards for grants of RSUs to each listed director in fiscal 2020. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2020. We recognize the fair value as of the grant date for RSUs over the number of days of service required for the award to become vested.

(3)	The aggregate number of stock options and RSUs outstanding held by each non-employee director (representing unexercised stock options and unvested RSUs) at October 31, 2020 is as follows:

Name	Number of Shares Subject to Option Awards Held as of October 31, 2020	Number of RSUs that have not Vested as of October 31, 2020

James A. Champy	37,620	2,210

Anantha P. Chandrakasan	—	2,210

Bruce R. Evans	—	2,210

Edward H. Frank	—	2,210

Laurie H. Glimcher	—	1,060

Karen M. Golz	—	2,210

Mark M. Little	1,040	2,210

Neil Novich	—	—

Kenton J. Sicchitano	25,760	2,210

Ray Stata	37,620	2,210

Lisa Su	—	—

Susie Wee	—	2,210

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts included in the “Stock Awards” column for fiscal 2020 Director Compensation.

Grant Date		Assumptions
		Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)

12/16/2019	RSUs	1.67	1.82	113.60

3/11/2020	RSUs	0.10	2.63	91.94

9/15/2020	RSUs	0.13	2.14	113.58

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 31, 2020.

(4)	The amount represents payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.
(5)

Dr. Glimcher joined the Board on August 18, 2020, and in accordance with our Equity Award Grant Date Policy, was granted a pro rata RSU award for her service from August 18, 2020 through our 2021 annual meeting of shareholders.

(6)	Mr. Novich and Dr. Su served on the Board of Directors until their terms ended on March 11, 2020.
(7)

Dr. Wee joined the Board on November 29, 2019, and in accordance with our Equity Award Grant Date Policy, was granted a pro rata RSU award for her service from November 29, 2019 through our 2020 annual meeting of shareholders.

We also reimburse our directors for travel to Board meetings and other related expenses.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested RSUs are counted for purposes of satisfying the guidelines. All of our non-employee directors were in compliance with our stock ownership guidelines as of the end of fiscal 2020.

Equity Award Grant Date Policy for Non-Employee Directors

During fiscal 2020, our Equity Award Grant Date Policy for non-employee directors provided for the following:

•	Each newly elected non-employee director elected other than at an annual meeting of shareholders is granted under the 2020 Equity Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the 15th day of the month following the month of the date of initial election as a director, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.
•	On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is granted under the 2020 Equity Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the date of our annual meeting of shareholders, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

For fiscal 2020, RSUs granted to our non-employee directors under the 2020 Equity Incentive Plan vest on the earlier of the date of the Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below. The RSU awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2020 Equity Incentive Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each outstanding and unvested RSU will vest in full at the time he or she ceases to be a director. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2020, Mr. Stata, our founder and Chairman of the Board, received a cash retainer for service on the Board of $250,000. Following his retirement as an employee in 2012, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. The value of those medical and dental benefits in fiscal 2020 was $15,324. On March 11, 2020, we granted 2,210 RSUs to Mr. Stata. This award is identical to the award granted to our other non-employee directors on March 11, 2020 and vests on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

The Company contributes annually to Massachusetts Institute of Technology (MIT) to fund university research projects. In fiscal 2020, the Company made approximately $1.6 million in total contributions to MIT of which $120,000 funded a graduate student working in Dr. Chandrakasan’s laboratory.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If our Chief Legal Officer determines that advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the Nominating and Corporate Governance Committee. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee may approve or ratify the transaction only if the Nominating and Corporate Governance Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Nominating and Corporate Governance Committee may, in its sole discretion, impose any conditions on us or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

▶	Proposal 2 Advisory Vote on the Compensation of Our Named Executive Officers

Our Board of Directors unanimously recommends that you vote   FOR  approval of the compensation of our named executive officers as disclosed in this proxy statement.

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our “named executive officers” or “NEOs.” We are required to provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. At the 2017 annual meeting of shareholders, our shareholders voted in favor of holding future “say on pay” votes every year. In accordance with the results of that vote, our Board of Directors determined to submit “say on pay” proposals to our shareholders every year.

Our Board of Directors is asking shareholders to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter. At our 2020 annual meeting of shareholders, our compensation program for our NEOs received the support of 95.9% of the total votes cast. In light of the support received, our Compensation Committee did not make significant changes to our executive compensation program.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, ADI’s executive compensation program is significantly performance-based and designed to attract, retain and motivate strong executives to lead our complex, global organization and to align their interests with those of our shareholders. We seek to provide total compensation to our executives that is competitive with our peers, and we believe that our executive compensation program is designed to encourage the most talented individuals to grow their careers at ADI.

ADI has a longstanding philosophy and practice of paying executives for performance. In order to align our pay practices with shareholder interests, we tie a significant percentage of each executive’s compensation to the Company’s performance, in the form of variable cash incentive bonus payments, and equity awards that are subject to performance vesting and rise in value only if our stock price increases. While fiscal 2020 represented a year of strategic progress for ADI, our results were partly impacted by the economic volatility and supply chain disruptions related to the COVID-19 pandemic. We actively managed operating expenses, and for fiscal 2020, we delivered reported operating margins of 26.7% and adjusted operating margins of 39.9%. Revenue was $5.6 billion in fiscal 2020, down modestly year-over-year. Importantly, we saw continued improvement quarter to quarter as evidenced by our second half revenue increasing 14% when compared to the first half. We exceeded our profitability target but did not meet our revenue growth target under our executive performance incentive bonus plan, which resulted in aggregate payments under the plan made at 77% of target, compared to 95% in fiscal 2019 and 183% in fiscal 2018.

We believe that our executive compensation program is working as intended and appropriately aligns executive pay with Company performance.

Information About

Executive Compensation

Compensation Discussion and Analysis

We intend to provide compensation for our executives that is competitive with our peers, with an opportunity for increased compensation if the Company’s performance warrants. We have designed our compensation program to make a substantial percentage of our executive pay variable, subject to increase when corporate targets are overachieved and reduction when corporate targets are not reached. The elements of our executives’ total compensation are base salary, variable cash incentive awards, long-term equity compensation awards and retirement and other employee benefits.

This Compensation Discussion and Analysis, or CD&A, and the tables and narrative that follow provide important information about our executive officer compensation program for fiscal 2020. In this proxy statement, the terms “named executive officers” or “NEOs” refer to the following individuals who served as executive officers during fiscal 2020:

Named Executive Officer	Position

Vincent Roche	President and Chief Executive Officer

Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer

Martin Cotter	Senior Vice President, Worldwide Sales and Digital Marketing

John Hassett	Senior Vice President, Industrial and Consumer

Steve Pietkiewicz	Senior Vice President, Power Products

Fiscal 2020 Financial Results and Shareholder Value Creation

In fiscal 2020, ADI delivered solid financial results against a backdrop of challenging macroeconomic conditions, including disruptions caused by the COVID-19 pandemic and ongoing trade uncertainty. Importantly, we made progress positioning ADI for continued long-term success through deepening our customer engagements, continuing to invest in our business to drive innovation, extracting value from recent acquisitions and capitalizing on secular trends to drive addressable markets and diversified growth. We also announced the proposed acquisition of Maxim Integrated Products, Inc., which if completed will strengthen ADI as a semiconductor leader with increased breadth and scale across multiple attractive end markets. We also demonstrated our commitment to deliver strong shareholder returns during fiscal 2020, returning approximately $1.1 billion to our shareholders in the form of dividends and share buybacks.

Fiscal 2020 Performance Highlights

$5.6B Revenue	65.9% Gross Margins	26.7% Operating Margins	$3.28 Diluted Earnings per Share	$2.0B Operating Cash Flow

~90% Business- to-Business Revenue	69.1% Adjusted Gross Margins*	39.9% Adjusted Operating Margins*	$4.91 Adjusted Diluted Earnings per Share*	$1.8B Free Cash Flow*

*	See Additional Information for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures

Fiscal 2020 Shareholder Value Creation

Returned $1.1B to shareholders in the form of dividends and share repurchases	Increased our dividends per share paid to shareholders by 15% on an annualized basis	1-, 3- and 5-year TSR[1] of 12%, 38% and 121%, respectively, which outperformed the S&P 500 over the same periods

1.

Total Shareholder Return, or TSR, calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the one-, three- and five-year periods ended October 31, 2020.

Our executive compensation program is designed to attract and retain top executive talent and align the interests of our executives and our shareholders. We accomplish this through the following steps:

First, we ensure our executive

compensation is competitive and attracts and retains top executive talent by understanding how the total target compensation (consisting of salary, bonus, and equity awards) of our NEOs compares to the total target compensation of those in similar positions within our peer group.

We then consider a variety of factors, including the scope of the role, tenure in the position, and the performance and experience of the individual when deciding how to position each NEO’s total target compensation to the total target compensation of those in similar positions within our peer group.

We structure our compensation

package to align executives’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance. For the NEOs this is measured by OPBT, OPBT margin, year-over-year revenue growth, absolute stock price appreciation, and relative total shareholder return, which all drive shareholder value.

Pay and Governance Best Practices

Our pay and governance practices are designed to align our executives’ interests with our shareholders. For example:

• Our cash incentive bonus awards are based solely on our financial performance

• A significant portion of equity awards are contingent upon long-term performance achievement

• Incentive awards are tied to rigorous performance targets aligned with our corporate strategy

• Payout for relative TSR-based awards capped at target for instances of negative absolute TSR

• We recently adopted a clawback policy for all executive officers in the event of a material financial restatement due to fraud or willful misconduct

• We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees

• We have stock ownership guidelines for all officers and directors

• We prohibit hedging and pledging of ADI securities

• Annual “say on pay” vote

Pay for Performance

A significant portion of the total target compensation for our executives is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this provides our executives an opportunity to earn above peer average compensation if ADI delivers strong results, and conversely, if the Company delivers weaker results, our executives would earn less compensation. The target pay mix for our NEOs for fiscal 2020 is shown below:

The pay mix charts above are based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee. For more information about the components of the performance and incentive pay mix for our Named Executive Officer Compensation, see “Compensation Discussion and Analysis—Components of Executive Compensation.”

Summary of Direct Compensation Elements

We provide a mix of compensation elements that support our goals of attracting and retaining top executive talent and incentivizing our key performance objectives in the short- and long-term.

Pay Element		Purpose	Time Period	Performance Measures

• Base Salary		• Attract and retain executive talent	• Annual

• Variable Cash Incentive		• Motivate and reward executives for achieving short-term Company financial objectives aligned with value creation	• Paid semi-annually, with quarterly corporate financial targets tied to corporate strategy of profitable growth	• 50%: quarterly OPBT margin • 50%: year over year revenue growth (measured quarterly) • Minimum OPBT margin required for payout

• Annual Long-Term Incentives	• TSR PRSUs – 25%	• Align NEO and shareholder interest to drive superior relative TSR results	• Cumulative three-year period	• Relative TSR compared to comparator group • Payouts capped at target if absolute TSR is negative

	• Financial Metric PRSUs – 25%	• Align NEO and shareholder interests with long-term profitability	• One-year, two-year cumulative and three-year cumulative time periods	• Operating profit ($)

	• Stock Options – 25%	• Align NEO and shareholder interests in absolute stock price appreciation	• Four year graded vesting • 10 year term	• Absolute stock price appreciation

	• RSUs – 25%	• Retain key executives	• Four year graded vesting	• None

OPBT	= Operating Profit Before Taxes. TSR = Total Shareholder Return

Factors Considered in Determining Fiscal 2020 Target Compensation Levels

Chief Executive Officer Pay Determination. Mr. Roche has served as our Chief Executive Officer since May 2013. Under his leadership, the Company has successfully executed its financial, strategic and operational objectives intended to drive long-term profitable growth and increase shareholder value. In determining Mr. Roche’s compensation as Chief Executive Officer for fiscal 2020, the Compensation Committee considered all elements of Mr. Roche’s compensation and compared his total target compensation to the median of Chief Executive Officer compensation of our peer companies. The Committee also considered Mr. Roche’s experience, tenure, and performance executing the Company’s strategy and driving long-term shareholder value. The design of Mr. Roche’s fiscal 2020 compensation provided incentives that linked realized compensation with Company performance.

Pay Determination for other Named Executive Officers: In determining fiscal 2020 compensation to Messrs. Mahendra-Rajah, Cotter, Hassett and Pietkiewicz, including base salary levels, annual incentive payout targets, and fiscal 2020 equity grants, the Compensation Committee considered the executive’s individual responsibilities and other factors including their performance, tenure and market data, and benchmark information from our peer group.

Components of Executive Compensation

For fiscal 2020, compensation for our executive officers consisted of the following principal elements:

Base Salary	Cash Incentive Bonus Award	Long-term Equity Compensation	Retirement and Other Employee Benefits

• Attract and retain executive talent • Provide stable source of income	• Link pay and short-term Company performance • Motivate and reward executives for achieving short-term Company financial objectives aligned with value creation	• Link pay and long- term Company performance • Align the interests of executives with shareholders by rewarding long-term stock price appreciation	• Retain executive talent by providing financial protection and security

Base Salary

We use salaries for similar positions within our peer group as an important factor in setting a base salary that can attract and retain talent. When setting the fiscal 2020 base salary for each individual NEO, the Compensation Committee also considered other factors, including the scope of the role and the performance and experience of the individual.

Fiscal 2020 Executive Performance Incentive Plan

In September 2019, the Compensation Committee approved the terms of our executive performance incentive plan for fiscal 2020. The plan is designed to be variable, depending on ADI’s operating results.

All executive officers, including our NEOs, participated in our fiscal 2020 executive performance incentive plan. We calculated and paid bonuses under the fiscal 2020 plan as follows:

Individual Target Bonus Percentage. For fiscal 2020, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and 100% of base salary for our other NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each NEO’s cash compensation is performance-based and linked directly to our business performance, and to ensure that total compensation is competitive with those in similar positions within our peer group. Setting our Chief Executive Officer’s target at 150% also ties the majority of his cash compensation directly to Company performance.

Bonus Payout Factor. For fiscal 2020, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT margin and year-over-year revenue growth compared to the same quarter in the prior year. While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of profitable growth, which drives shareholder value. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee reviews and approves our performance targets, and historically these targets have not been re-set during the performance period, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT margin and year-over-year revenue growth targets are typically set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts to our NEOs on a semi-annual basis following the end of the second and fourth quarters.

In setting performance targets for our executive performance incentive plan, multiple factors are considered including our actual past business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. Based on our evaluation of these factors1, the Compensation Committee determined that our fiscal 2020 OPBT margin and year-over-year revenue growth targets would remain the same as fiscal 2019 and that these quarterly performance targets were sufficiently rigorous and consistent with the Company’s long-term financial model.

The Compensation Committee implemented the following targets for fiscal 2020:

50% of Bonus Based on OPBT Margin	Bonus Payout Factor	50% of Bonus Based on Revenue Growth	Bonus Payout Factor

≤36%	0%	≤0%	0%

39%	100%	5%	100%

42%	200%	10%	200%

≥45%	300%	≥15%	300%

We also have a floor on the OPBT margin target so that profitability at or below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels.

While fiscal 2020 represented a year of strategic progress for ADI, our results were partly impacted by the economic volatility and supply chain disruptions related to the COVID-19 pandemic. We actively managed operating expenses, and for fiscal 2020, we delivered reported operating margin of 26.7% and adjusted operating margin of 39.9%. Specifically, while performance against our quarterly profitability targets was between threshold and target for the first half of fiscal 2020, we met or exceeded our quarterly profitability targets in the second half of the year. Revenue was $5.6 billion in fiscal 2020, down modestly year-over-year. Importantly, we saw continued improvement quarter to quarter as evidenced by our second half revenue

(1)

Note: The Compensation Committee may adjust the OPBT margin and year-over-year revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, amortization of intangibles, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by special items. For purposes of determining the Bonus Payout Factor for each quarter of fiscal 2020, OPBT margin was adjusted to exclude acquisition-related expenses, acquisition-related transaction costs, charitable foundation contribution and restructuring-related expenses, consistent with the non-GAAP adjustments included in our fiscal 2020 quarterly earnings releases.

increasing 14% when compared to the first half. As a result, we exceeded our year-over-year revenue growth target in the fourth quarter but did not meet our year-over-year revenue growth targets for the remainder of fiscal 2020. For a summary of our fiscal 2020 financial results, see page 31 of this proxy statement. For fiscal 2020, the calculated OPBT Margin, Year-Over-Year Revenue Growth and Bonus Payout Factor under our executive performance incentive program for each quarter were as follows:

Quarter	OPBT Margin (50% weight)		Revenue Growth (50% weight)		Quarterly Bonus Payout Factor (average)
	OPBT Margin (by quarter)	Bonus Payout Factor (by quarter)	YOY Revenue Growth (by quarter)	Bonus Payout Factor (by quarter)

Q1	36.9%	30%	(15.4)%	0%	15%

Q2	38.0%	68%	(13.8)%	0%	34%

Q3	42.3%	210%	1.6%	0%	105%

Q4	41.7%	190%	5.8%	115%	153%

Aggregate payments under our executive performance incentive plan were made at 77% of target, compared to 95% in fiscal 2019 and 183% in fiscal 2018.

Base Salary and Individual Target Bonus Percentages

During fiscal 2020, the Compensation Committee approved base salaries and target bonus percentages for our NEOs as specified in the table below:

Name of Executive	Fiscal 2020 Base Salary	Fiscal 2019 Base Salary	% Increase	Fiscal 2020 Individual Target Bonus as % of Base Salary	Fiscal 2019 Individual Target Bonus as % of Base Salary	% Increase

Vincent Roche President & Chief Executive Officer	$1,050,000	$1,050,000	0%	150%	150%	0%

Prashanth Mahendra-Rajah Senior Vice President, Finance and Chief Financial Officer	$575,000	$575,000	0%	100%	100%	0%

Martin Cotter Senior Vice President, Worldwide Sales & Digital Marketing	$460,000	$460,000	0%	100%	100%	0%

John Hassett Senior Vice President, Industrial and Consumer	$475,000	$475,000	0%	100%	100%	0%

Steve Pietkiewicz Senior Vice President, Power Products	$450,000	$450,000	0%	100%	90%	11%

In March 2020, as part of our standard annual review cycle, the Compensation Committee reviewed the base salaries and individual target bonus for our NEOs. They considered several factors, including their performance, tenure, job responsibilities, market benchmark information from our peer group and the uncertainties to the broader economy resulting from the COVID-19 pandemic. The Compensation Committee decided to make no changes to base salary and bonus targets for the NEOs in 2020, with the exception of an increase to the individual target bonus for Mr. Pietkiewicz.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee rewards program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive analog semiconductor industry. All equity awards granted to our executive officers in fiscal 2020 were made under the Company’s 2020 Equity Incentive Plan, or the 2020 Plan.

Equity Mix. A significant amount of our executives’ total compensation is in the form of equity awards, the value of which is directly tied to our stock price performance over the long term. In fiscal 2020, approximately 73% of the average total target compensation of our NEOs was in the form of equity.

In fiscal 2020, the form and mix of equity awards delivered as part of our annual equity award program for our NEOs was as follows:

Equity Award Type	Value of Annual Grant	Purpose	Time Period	Performance Metrics	Payout

Relative TSR PRSUs	25%	Align NEOs’ and shareholders’ interests to drive superior TSR relative to comparison group	3-year performance period. Earned shares (if any) vest 3 years + 14 days after grant date	ADI’s 3-year TSR com- pared to median of a comparator group	0-200%

Financial Metric PRSUs	25%	Align NEOs’ and shareholders’ interests in long-term profitability	1-year, 2-year cumulative and 3-year cumulative performance periods; earned shares (if any) vest on 3rd anniversary of grant date. 3-year cliff vesting	1-year, 2-year cumulative and 3-year cumulative operating profit (in dollars)	0-200%

Stock Options	25%	Align NEOs’ and shareholders’ interests in absolute stock price appreciation	• 4-year graded vesting • 10-year term	Absolute stock price appreciation	100% Value only delivered if stock price appreciates

Time-Based RSUs	25%	Retain key executives	4-year graded vesting	None	100% Value in line with stock price performance

Equity Vehicle Structure

PRSUs. For fiscal 2020, approximately 50% of our annual equity awards to our NEOs were in the form of PRSUs. Our fiscal 2020 equity compensation program includes two types of PRSUs for our executives, relative TSR PRSUs and financial metric PRSUs, to ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders.

Relative TSR PRSUs. The number of shares of ADI common stock received by an executive officer following vesting of the relative TSR PRSUs will range from 0% to a maximum of 200% of the target amount based on ADI’s TSR performance measured against the median TSR of an established comparator group over a three-year period, capped at a maximum of 100% of the initial number of PRSUs granted if the Company’s TSR is negative. For fiscal 2020, the performance parameters established by the Compensation Committee were equal to 100% plus or minus one and one-half times the difference between the Company’s TSR and the comparator group median TSR. This means that 0% of an award will vest if ADI’s TSR is -66.67% or lower than the TSR of the median company in the comparator group. Equally, an award will vest at a maximum 200% if ADI’s TSR is +66.67% or higher than the TSR of the median company in the comparator group. Attainment within performance parameters is subject to interpolation on a linear basis.

The comparative peer group consists of companies represented in the Philadelphia Semiconductor Index (SOX Index) as of the grant date that are included in the SOX Index for the entire performance period. The Compensation Committee chose this comparator group because it consists of publicly traded companies, which compete in the semiconductor industry, are representative of likely alternative investment opportunities for our investors, compete with us for talent, and are similar to ADI in their product and services offerings and business models. Consistent with our Compensation Committee’s desire to tie pay to performance, the value of each of these awards is directly linked to the long-term performance of our stock price.

2017-2020 TSR PRSUs Payouts. The relative TSR PRSUs granted on March 8, 2017 had a three-year performance period that ended on March 8, 2020. The comparator group designated by the Compensation Committee for the relative TSR PRSUs granted in fiscal 2017 once again consisted of the companies represented in the SOX Index as of the grant date that are included in the SOX Index for the entire performance period. On a three-year cumulative basis, our TSR performance was 53.03%, compared to the median comparative peer group TSR of 68.06%. The median comparative peer group TSR performance exceeded the Company’s TSR performance, which resulted in a payout percentage of 69.94% of target.

Financial Metric PRSUs. Beginning in fiscal 2019, the Compensation Committee has included financial metric PRSUs, based on non-GAAP operating profit in dollars, for our executives to incentivize long-term profitable growth measured over one-year, two-year cumulative and three-year cumulative time periods. The Compensation Committee selected this metric because it is a key measure that executives use both internally to drive business decisions and externally when speaking to investors about Company results and progress against execution of the Company’s strategy. The number of shares of ADI common stock received by an executive officer following vesting of the financial metric PRSUs will range from 0% to a maximum of 200% of the target amount based on the Company’s one-year, two-year cumulative and three-year cumulative non-GAAP OPBT targets set by the Compensation Committee, measured as a dollar value. The Compensation Committee will determine the level of achievement of each tranche of financial metric PRSUs after the completion of each of the one-year, two-year cumulative and three-year cumulative performance periods. After such determination, the number of shares of ADI common stock earned by an executive remains subject to a time-based service requirement and will vest on the third anniversary of the grant date, subject to the executive’s employment through such date.

In December 2020, the Compensation Committee determined the level of achievement of the current financial metrics PRSU grants as follows:

2019-2021 Financial Metric PRSUs: The targets were set at the beginning of fiscal 2019, and the awards were granted in March 2019. The Compensation Committee reviewed the achievement of the second tranche of these awards, covering the two-year cumulative non-GAAP operating profit for fiscal 2019 and fiscal 2020, and determined that the attainment threshold had not been met, resulting in 0 shares being earned by the Company’s executives under this incentive compensation vehicle for that period.

2020-2022 Financial Metric PRSUs: The targets were set at the beginning of fiscal 2020, and the awards were granted in March 2020. The Compensation Committee reviewed the achievement of the first tranche of these awards, covering the one year non-GAAP operating profit for fiscal 2020, and determined that with a non-GAAP operating profit of $2.234 billion which was above the non-GAAP operating profit target attainment level of $2.143 billion and below the non-GAAP operating profit maximum attainment level of $2.250 billion, 185% of the shares subject to the first tranche were earned by the Company’s executives under this incentive compensation vehicle for that period.

Stock Options. We use stock options as a way to reward long-term value creation. Stock options granted to the NEOs in fiscal 2020 will vest 25% per year on each of the first four anniversaries of March 15, 2020 and are subject to a 10 year term.

Time-Based RSUs. In a volatile stock market, time-based RSUs continue to provide value when stock options may not, which the Compensation Committee believes will be useful in retaining talented executives and employees in uncertain economic times. In this way, we use time-based RSUs as a retention tool and to enable our executives to accumulate stock ownership in the Company. Time-based RSUs granted to the NEOs in fiscal 2020 will vest 25% per year on each of the first four anniversaries of March 15, 2020.

Equity Awards Granted in Fiscal 2020

In fiscal 2020, the Compensation Committee granted equity awards to our NEOs as follows:

Name	Stock Options	Time- based RSUs	Relative TSR PRSUs	Financial Metric PRSUs	Total Grant Date Fair Value

Vincent Roche	134,620	27,368	27,368	27,368	$9,990,987

Prashanth Mahendra-Rajah	35,001	7,116	7,116	7,116	$2,597,741

Martin Cotter	24,232	4,927	4,927	4,927	$1,798,594

John Hassett	24,232	4,927	4,927	4,927	$1,798,594

Steve Pietkiewicz	24,232	4,927	4,927	4,927	$1,798,594

Recent Special Equity Awards

2017 Linear Integration PRSUs. To promote the successful integration of Linear Technology Corporation, or Linear Technology, and the achievement of the Company’s synergy goals, in July 2017, the Compensation Committee approved the grant of the Linear Integration Performance-Based Restricted Stock Units, or the Linear Integration PRSUs, to members of the Company’s senior executive team, other than our Chief Executive Officer.

The Linear Integration PRSUs were subject to the achievement of a pre-established performance goal based on the trailing twelve month non-GAAP OPBT as a percentage of revenue of the Company, determined as of the end of the second quarter of fiscal 2020. In June 2020, the Compensation Committee certified that the non-GAAP OPBT as a percentage of revenue goal of 39% had been attained and as a result 120% of the target number of Linear Integration PRSUs became subject to vesting for each participant.

Under the terms of the Linear Integration PRSUs, the Compensation Committee was permitted to exercise discretion to reduce (but not increase) the number of Linear Integration PRSUs that would otherwise vest based on the attainment level of the following two additional performance goals: (i) 50% of the Linear Integration PRSUs were subject to negative discretion based on the attainment level of the pre-established net synergy goal achieved in connection with the acquisition of Linear Technology within eighteen months of the closing of the acquisition; and (ii) 50% of the Linear Integration PRSUs were subject to negative discretion based on the attainment level of the pre-established three-year cumulative revenue goal of Linear Technology on a standalone basis.

In September 2019, the Compensation Committee determined that the Company had achieved the net synergy goal at the 120% maximum attainment level. In June 2020, the Compensation Committee determined that the cumulative revenue goal would have been met at the 80% attainment level but for a two-week shipping delay in orders due to the COVID-19 pandemic. Given the duration of, and reason for, the two-week delay, the Compensation Committee concluded that the participants had demonstrated achievement of the underlying integration and synergy objectives of the Linear Integration PRSUs and determined that, for purposes of exercising negative discretion, it would treat the cumulative revenue goal as having been satisfied at the 80% level. Accordingly, the Compensation Committee reduced the number of Linear Integration PRSUs issuable from 120% to 100% of the target number. The shares were issued on July 17, 2020 to all participants who remained employed as of that date.

CEO Performance Stock Option Award

In December 2020, the Compensation Committee approved the grant of a special performance stock option award, which we refer to as the CEO Performance Stock Option Award, to Mr. Roche.

Since Mr. Roche’s tenure as CEO began in 2013, the Company’s total shareholder returns have increased 284% (vs. S&P 500 of 168%, or 1.7x S&P 500 over that time), and the Company’s market capitalization has increased by $40 billion. The CEO Performance Stock Option Award was granted to provide Mr. Roche with a strong incentive to create sustained exceptional growth in the Company and its stock price. The award carries a long-term performance period and rigorous stock price hurdles.

Before granting the CEO Performance Stock Option Award, the Compensation Committee considered the following factors:

•	the key role that Mr. Roche has played in leading and transforming ADI since he became CEO in 2013;

•	the rapid changes and consolidation taking place within the semiconductor industry and the constant need to transform and grow within this highly competitive environment;

•	Mr. Roche’s unique depth of understanding of ADI, strength of leadership capability and vision to drive the long-term corporate strategy and continued success of the Company; and

•	the importance of continuing to motivate and reward continued exceptional shareholder value creation over an extended timeframe and aligning Mr. Roche’s interests with those of our shareholders.

The CEO Performance Stock Option Award is exercisable for up to 460,000 shares of our common stock, or the Target Number of Shares, at an exercise price per share of $144.06 (which was the closing price of our common stock on the date of grant of the CEO Performance Stock Option Award) and vests subject to the satisfaction of certain challenging target price thresholds during a five-year period. The CEO Performance Stock Option Award was granted to Mr. Roche in addition to his annual equity awards for fiscal 2021.

The target price thresholds, and the number of shares underlying the CEO Performance Stock Option Award that will become exercisable as a result of the attainment of each threshold, are set forth below. To determine meaningful but challenging target price thresholds, the Compensation Committee established a baseline stock price of $122.72, which was calculated as the 70-trading day average closing stock price on November 30, 2020. The target price thresholds were chosen to reward significant growth from our baseline stock price. The actual number of shares that will become exercisable will range from 0 to a maximum of 100% of the Target Number of Shares based on the attainment of such target price thresholds at any time during a five-year period from December 15, 2020 to December 15, 2025.

Target Price Threshold	Share price % increase vs baseline stock price of $ 122.72	Number of Shares Exercisable as a Percentage of Target Number of Shares

$180 per share	47%	33%

$200 per share	63%	66%

$220 per share	79%	100%

A given target price threshold will be met, and the shares underlying the CEO Performance Stock Option Award that are associated with such threshold will become exercisable, when our average closing stock price over 70 consecutive trading days is equal to or exceeds the threshold. If a threshold is attained, the earned number of shares will become exercisable one year after the attainment date, or if earlier, on December 15, 2025, in each case provided that Mr. Roche continues to serve as our CEO (or in a substantially similar role as determined by our Board) on the applicable vesting date. There is no linear interpolation between target price thresholds and a threshold may be met only once.

The CEO Performance Stock Option Award, designed by the Compensation Committee in consultation with Pearl Meyer, its independent compensation consultant, emphasizes sustainable shareholder value creation over time. The Compensation Committee specifically determined to issue this award in the form of stock options such that Mr. Roche will only realize value from the award if significant increases in our stock price are sustained, thereby closely aligning with shareholder interests.

Maxim Integration PRSUs

To promote the successful integration of Maxim Integrated and the achievement of the Company’s synergy goals, in December 2020, the Compensation Committee also approved the award of PRSUs, or Maxim Integration PRSUs, to a select group of key employees, including the following NEOs, but excluding the CEO: 19,443 Maxim Integration PRSUs for Mr. Mahendra-Rajah, 13,460 Maxim Integration PRSUs for Mr. Hassett, and 13,460 Maxim Integration PRSUs for Mr. Cotter. The recipients of the Maxim Integration PRSUs are key decision makers who have a responsibility to drive integration and cost synergy. The Maxim Integration PRSUs were granted in addition to the recipients’ annual equity awards for fiscal 2021.

The number of Maxim Integration PRSUs that may be earned will range from 0 to a maximum of 200% of the target amount of Maxim Integration PRSUs, or the Target Amount, and will be determined according to the achievement of three performance metrics set forth below. Any shares earned will vest on the 60th day following the period from December 15, 2020 until the two-year anniversary of the closing of the Maxim acquisition, or the Performance Period. If the Maxim acquisition does not close, the awards will be cancelled. The performance metrics are designed to incentivize the achievement of stretch targets with respect to both the magnitude of cost synergies and the speed of delivery:

•

Operating Profit Goal: As a gatekeeping hurdle, the combined company must maintain a minimum average non-GAAP OPBT for the last four fiscal quarters completed as of the end of the Performance Period as a percentage of revenue. If this requirement is not met, then no Maxim Integration PRSUs will vest.

•

Synergy Performance Goal: Provided the Operating Profit Goal has been attained for the Performance Period, a number of Maxim Integration PRSUs ranging from 0 to 150% of the Target Amount will vest based on the gross dollar amount of cost synergies attained following the closing date of the Maxim acquisition, or Acquisition Date, as represented by the scale set forth below. For cost synergies to be deemed attained, either (i) cost synergies must take effect within the Performance Period, or (ii) cost synergies must take effect within the 12-month period following the Performance Period as a result of a firm commitment made during the Performance Period.

The number of Maxim Integration PRSUs that will vest will be calculated based on linear interpolation between targets.

Synergy Performance Goal Attained	Percentage of Target Amount to Vest

Minimum threshold as determined by the Compensation Committee	0%

Target threshold as determined by the Compensation Committee	100%

Maximum threshold as determined by the Compensation Committee	150%

•

Speed of Delivery Accelerator: If the minimum Synergy Performance Goal is fully realized within 18 months following the Acquisition Date, then an additional number of Maxim Integration PRSUs equal to 50% of the Target Amount will vest.

A recipient can only obtain the maximum 200% of the Target Amount if both (i) the minimum Synergy Performance Goal is attained within 18 months following the Acquisition Date, in which case the Speed of Delivery Accelerator will apply, and (ii) the maximum Synergy Performance Goal is attained within the Performance Period. The recipient must be employed on the vesting date in order for any of the Maxim Integration PRSUs to vest.

Dilution Considerations. The Company is committed to keeping dilution under its stock plans for employees at reasonable levels. Our gross and net dilution rate have been consistently lower than that of our peers over the past several years.

Other Compensation Elements

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan, or DCP, under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States during fiscal 2020, we contributed to our 401(k) plan on behalf of all eligible employees, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service, or IRS, limits. For those employees who also participated in the DCP described above, any compensation that was deferred under that plan was not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provided employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($285,000 for fiscal 2020), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

Limited Perquisites

We do not award extensive perquisites to our executive officers. In fiscal 2020, we provided a voluntary health services benefit to executives and reimbursement for financial and tax planning services of up to $15,000 for the Chief Executive Officer and up to $10,000 for the other executive officers. These items are detailed in the Summary Compensation Table below.

On occasion, and with the approval of our CEO, an officer or director may have his or her family members accompany him or her on the Company’s leased airplane when traveling on business. The executive or director may incur taxable income for any such travel in accordance with applicable tax rules. We do not gross-up or in any way compensate the officer or director for any income tax owed for any such travel. No such travel occurred in fiscal 2020.

Compensation Processes and Policies

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer, and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the CEO have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested PRSUs whose performance has not yet been certified by the Compensation Committee will not be counted for purposes of satisfying these guidelines. Time-based RSUs (whether or not vested) and unvested PRSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of fiscal 2020.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, in December 2020, our Board of Directors adopted a compensation clawback policy. The policy provides that in the event of a material restatement of our financial results, the result of which is that any performance-based cash or equity compensation received by an executive officer, or awarded compensation, would have been lower had it been calculated based on such restated financial results, or actual compensation, the Compensation Committee may, in its sole discretion and as appropriate under the circumstances, seek to recover for our benefit all or a portion of the difference between the awarded compensation and the actual compensation of any executive officer whose fraud or willful misconduct caused or partially caused the need for such restatement. For purposes of the policy, the term “executive officer” has the meaning given to that term in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

We will amend our compensation clawback policy, if necessary, so that it is compliant with the regulations mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act when the regulations are adopted by the SEC and corresponding listing standards become effective.

Benchmarking

In making its compensation determinations, including base salary, cash incentive bonus award targets and long-term equity compensation, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The composition of the peer group is also reviewed annually by the Compensation Committee. In June 2019, the Compensation Committee engaged Pearl Meyer to conduct a review of the composition of the Company’s peer group for fiscal 2020. The Compensation Committee has sought to select peer companies that are publicly traded, are headquartered in the United States, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization.

As a result of rapid consolidation in the semiconductor industry over the last several years, in addition to companies that meet the criteria outlined above, the peer group also includes companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development spend as the Company, include peers of peers and peers of other companies in our sector, and often compete with the Company for talent. Further to this review, our peer group for fiscal 2020 remained unchanged from fiscal 2019.

The peer group used by the Compensation Committee in fiscal 2020 to evaluate executive compensation consisted of the following companies:

2020 Peer Group

Advanced Micro Devices, Inc.	Maxim Integrated Products, Inc.

Agilent Technologies, Inc.	Microchip Technology Inc.

Applied Materials, Inc.	NetApp, Inc.

Boston Scientific Corporation	NVIDIA Corporation

Broadcom Limited	Skyworks Solutions Inc.

KLA-Tencor Corporation	Texas Instruments Inc.

Lam Research Corporation	Xilinx Inc.

Marvell Technology Group Ltd.

	2019 Market Capitalization (as of June 2019)	2019 Revenue

Analog Devices	$41,735	$5,991

2020 Peer Group Median	$27,130	$5,724

For officers in positions for which the fiscal 2020 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed data collected from Radford’s Global Technology Survey. This survey depicts executive compensation levels across a wide spectrum of technology sector companies comparable in annual revenue size.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

•

New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that Nasdaq is open).

•	Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that Nasdaq is open.

•

Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) provided the award is approved on or prior to such grant date.

•

Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) following the effective date of that registration or approval.

•

Blackout Periods: Our Compensation Committee does not approve off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end at the beginning of the second full trading day after we announce our quarterly earnings.

We describe the Equity Award Grant Date Policy for our non-employee directors above under “Corporate Governance—Director Compensation.”

Severance, Retention and Change in Control Benefits

Change in Control Benefits

We have entered into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors.

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, despite possible risks to their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2020, the Compensation Committee asked Pearl Meyer, its independent compensation consultant, to review our severance, retention and change in control arrangements and Pearl Meyer determined that those arrangements were competitive with existing market practice in the semiconductor industry and that it was appropriate to maintain the program for fiscal 2020. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Under our 2020 Plan and our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees who continue to remain employed on the closing of the change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of their unvested equity awards would continue to vest in accordance with the original vesting schedules, and any remaining unvested equity awards would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change in Control” below.

Severance Benefits

When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminated employee in that geographical location.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the Company’s executives. Pursuant to the Tax Cuts and Jobs Act of 2017, or the Tax Act, for fiscal years beginning after December 31, 2017, the group of executives whose compensation is subject to the deduction limitation is broader than under prior law. Prior to the effectiveness of the Tax Act, the deduction limit did not apply to “performance-based compensation” satisfying the requirements of Section 162(m). For fiscal years commencing after December 31, 2017 and future tax years, subject to the transition rules, all compensation in excess of $1 million paid to the specified executives will not be deductible.

Mr. Roche has a change in control retention agreement that contains provisions regarding Section 280G of the Internal Revenue Code. Since 2009, any new executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2020 Plan, our 2006 Stock Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, or 2005 Plan, and the Amended and Restated 2010 Equity Incentive Plan, or 2010 Plan (the latter two of which we assumed in the Linear Technology acquisition), as well as all predecessor plans, in accordance with U.S. generally accepted accounting principles.

Risk Considerations in Our Compensation Program

In fiscal 2020, our Compensation Committee reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by the following factors, among others:

•

We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. We feel that the variable elements of compensation, which represented 92% and 83% of the total target compensation for our CEO and other NEOs, respectively, for fiscal 2020, are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results and to achieve Company goals, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

We believe that our focus on both OPBT margin and year-over-year revenue growth through our executive performance incentive plan, and operating profit and stock price performance through our equity compen- sation program, provides a check on excessive short-term risk taking. That is, even if our executives could inappropriately increase OPBT margin or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT margin and the value of their cash bonus payments. Our OPBT margin and year-over-year revenue targets are applicable to our executives and employees alike, which we believe encourages consistent behavior across the organization, and reflect goals that are challenging, but not so high that they require performance outside of what the Compensation Committee believes is reasonable for us or could motivate our executives and employees to take actions in which we assume unreasonable levels of risk.

•

We cap our bonus payout factors. Even if we dramatically exceed our OPBT margin or year-over-year revenue growth targets, bonus payments are limited. In fiscal 2020, the bonus payment factor cap was 300% of target. Conversely, we also have a floor on the OPBT margin target so that profitability at or below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

•	Our stock ownership guidelines provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock.

Summary Compensation Table

The following table contains certain information about the compensation that our named executive officers earned in fiscal 2020, fiscal 2019 and fiscal 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1a)	Option Awards ($) (1b)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Vincent Roche President and Chief Executive Officer	2020	1,050,000	7,505,999	2,484,988	1,229,106	87,825	12,357,918
	2019	1,030,769	7,039,560	2,362,177	1,430,337	85,591	11,948,434
	2018	984,615	4,949,953	2,305,013	2,682,173	85,937	11,007,691

Prashanth Mahendra-Rajah Senior Vice President, Finance and Chief Financial Officer	2020	575,000	1,951,648	646,093	448,721	57,200	3,678,662
	2019	565,385	1,851,447	621,295	523,413	153,136	3,714,676
	2018	571,154	1,555,801	724,429	1,040,769	92,608	3,984,761

Martin Cotter Senior Vice President, Worldwide Sales & Digital Marketing	2020	460,000	1,351,289	447,305	358,977	36,800	2,654,371
	2019	456,154	1,178,980	408,592	395,809	103,098	2,542,633
	2018	445,673	1,208,486	428,088	687,348	108,627	2,878,222

John Hassett Senior Vice President, Industrial and Consumer	2020	475,000	1,351,289	447,305	370,683	51,767	2,696,044
	2019	471,154	1,234,544	414,212	437,875	45,899	2,603,684
	2018	469,423	1,208,486	428,088	762,186	49,668	2,917,851

Steve Pietkiewicz Senior Vice President, Power Products	2020	450,000	1,351,289	447,305	345,496	63,760	2,657,850
	2019	438,462	1,618,867	414,212	365,763	331,740	3,169,044
	2018	408,786	1,451,045	493,930	771,403	242,397	3,367,561
(1) a.	Amounts represent the aggregate grant date fair value of time-based RSUs and PRSUs granted in fiscal 2020, 2019 and 2018.
b.	Amounts represent the aggregate grant date fair value of stock options granted in fiscal 2020, 2019 and 2018.

These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and time-based RSUs and PRSUs over the number of days of service required for the grant to become vested.

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value reported for fiscal years 2020, 2019 and 2018 on a grant-by-grant basis and the grant date fair value of relative TSR PRSUs and financial metric PRSUs, assuming the achievement of the maximum level of performance conditions.

Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

Vincent Roche	3/29/2018	26,366	*	—	—	—	2.54	2.11	86.51
	3/29/2018	26,366	**	—	25.63	—	2.37	2.08	101.23	5,338,060
	3/29/2018	110,661		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	22,763	*	—	—	—	2.42	2.00	102.89
	3/13/2019	22,763	**	—	24.07	—	2.38	2.00	114.36	5,206,353
	3/13/2019	22,763	***	—	—	—	2.42	2.00	92.00	4,636,823
	3/13/2019	100,803		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	27,368	*	—	—	—	0.66	2.63	88.28
	3/11/2020	27,368	**	—	27.99	—	0.58	2.59	97.71	5,348,255
	3/11/2020	27,368	***	—	—	—	0.66	2.63	88.28	4,832,094
	3/11/2020	134,620		94.41	29.49	5.0	0.66	2.63	18.46

Prashanth Mahendra-Rajah	3/29/2018	8,287	*	—	—	—	2.54	2.11	86.51
	3/29/2018	8,287	**	—	25.63	—	2.37	2.08	101.23	1,677,786
	3/29/2018	34,779		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	5,987	*	—	—	—	2.42	2.00	102.89
	3/13/2019	5,987	**	—	24.07	—	2.38	2.00	114.36	1,369,347
	3/13/2019	5,987	***	—	—	—	2.42	2.00	92.00	1,219,552
	3/13/2019	26,513		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	7,116	*	—	—	—	0.66	2.63	88.28
	3/11/2020	7,116	**	—	27.99	—	0.58	2.59	97.71	1,390,609
	3/11/2020	7,116	***	—	—	—	0.66	2.63	88.28	1,256,401
	3/11/2020	35,001		94.41	29.49	5.0	0.66	2.63	18.46

Martin Cotter	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	2,295	*	—	—	—	2.42	2.00	102.89
	3/13/2019	2,295	**	—	24.07	—	2.38	2.00	114.36	524,912
	3/13/2019	2,295	***	—	—	—	2.42	2.00	92.00	467,492
	3/13/2019	10,164		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	1,697	*	—	—	—	1.83	2.06	100.39
	6/17/2019	1,697	**	—	24.07	—	2.38	2.00	116.20	394,383
	6/17/2019	1,697	***	—	—	—	1.83	2.06	59.94	337,160
	6/17/2019	7,512		108.08	28.90	5.0	1.83	2.10	22.69
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—	—	0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46

Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

John Hassett	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	***	—	—		2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—		0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46

Steve Pietkiewicz	3/29/2018	5,650	*	—	—	—	2.54	2.11	86.51
	3/29/2018	5,650	**	—	25.63	—	2.37	2.08	101.23	1,143,899
	3/29/2018	23,713		91.13	27.77	5.0	2.64	2.11	20.83
	6/15/2018	4,028	*	—	—	—	2.75	1.89	96.90
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	***	—	—	—	2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	3,849	*	—	—	—	1.83	2.06	99.85
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—	—	0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46

Entries above with single asterisks (*) are time-based RSUs, entries with double asterisks (**) are relative TSR PRSUs, entries with triple asterisks (***) are financial metric PRSUs and entries without asterisks are stock options. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of the financial metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. The grant date fair value of stock options is computed using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 31, 2020.

(2)

Reflects the amounts earned under our executive performance incentive plan in fiscal 2020, 2019 and 2018, paid on a semi-annual basis following the end of the second and fourth quarters of each fiscal year.

(3)	The amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k) and DCP Payments (a)	Employee Service Award (b)	Executive Health Services	Healthcare Savings Account	Relocation Expenses (c)	Expatriate Assignment Payment (d)	Cash Awards	Tax Planning	Vacation/ Sabbatical Payout (e)	Dividend Payments on RSAs (f)

Vincent Roche	2020	$84,000	$—	$—	$—	$—	$—	$—	$3,825	$—	$—
	2019	$82,462	$—	$—	$—	$—	$—	$—	$3,129	$—	$—
	2018	$78,769	$988	$—	$—	$—	$—	$—	$6,180	$—	$—

Prashanth Mahendra-Rajah	2020	$46,000	$—	$—	$1,200	$—	$—	$—	$10,000	$—	$—
	2019	$45,231	$—	$—	$1,200	$106,705	$—	$—	$—	$—	$—
	2018	$45,692	$—	$2,850	$2,400	$36,629	$—	$—	$5,037	$—	$—

Martin Cotter	2020	$36,800	$—	$—	$—	$—	$—	$—	$—	$—	$—
	2019	$36,492	$—	$—	$—	$—	$66,606	$—	$—	$—	$—
	2018	$35,654	$—	$2,950	$—	$—	$70,023	$—	$—	$—	$—

John Hassett	2020	$38,000	$—	$4,589	$1,200	$—	$—	$—	$7,978	$—	$—
	2019	$37,692	$—	$4,507	$1,200	$—	$—	$—	$2,500	$—	$—
	2018	$37,554	$6,610	$4,304	$1,200	$—	$—	$—	$—	$—	$—

Steve Pietkiewicz	2020	$36,000	$—	$—	$1,200	$—	$—	$—	$—	$—	$26,560
	2019	$29,539	$—	$—	$1,200	$—	$—	$194,950	$—	$66,695	$39,356
	2018	$9,351	$—	$—	$—	$—	$—	$194,950	$—	$—	$38,096
(a)

Amounts paid to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz consist of the Company contribution into 401(k) and DCP accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Paid in connection with our Employee Service Award Program.
(c)	Amounts paid to Mr. Mahendra-Rajah in connection with his relocation from Belgium to the United States.
(d)	Amounts relate to reimbursement of costs and tax equalization payments associated with an expatriate assignment.
(e)

Represents payout of accrued unused paid time off and sabbatical pay as part of the integration of the U.S. Benefits programs for eligible legacy Linear Technology U.S. employees effective January 1, 2019.

(f)	Represents dividends paid on unvested restricted stock awards assumed as part of the Company’s acquisition of Linear Technology.

Grants of Plan-Based Awards in Fiscal 2020

The following table presents information on plan-based awards granted in fiscal 2020 to our NEOs:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards ($ Per Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Vincent Roche	N/A	—	1,575,000	4,725,000	—	—	—	—	—	—	—
	3/11/2020	—	—	—	—	27,368	54,736	—	—	—	2,674,127	(6)
	3/11/2020	—	—	—	—	27,368	54,736	—	—	—	2,415,936	(6)
	3/11/2020	—	—	—	—	—	—	27,368	—	—	2,415,936	(7)
	3/11/2020	—	—	—	—	—	—	—	134,620	94.41	2,484,988	(8)

Prashanth Mahendra- Rajah	N/A	—	575,000	1,725,000	—	—	—	—	—	—	—
	3/11/2020	—	—	—	—	7,116	14,232	—	—	—	695,304	(6)
	3/11/2020	—	—	—	—	7,116	14,232	—	—	—	628,172	(6)
	3/11/2020	—	—	—	—	—	—	7,116	—	—	628,172	(7)
	3/11/2020	—	—	—					35,001	94.41	646,903	(8)

Martin Cotter	N/A	—	460,000	1,380,000	—	—	—	—	—	—	—
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	481,417	(6)
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	434,936	(6)
	3/11/2020	—	—	—	—	—	—	4,927	—	—	434,936	(7)
	3/11/2020	—	—	—	—	—	—	—	24,232	94.41	447,305	(8)

John Hassett	N/A	—	475,000	1,425,000	—	—	—	—	—	—	—
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	481,417	(6)
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	434,936	(6)
	3/11/2020	—	—	—	—	—	—	4,927	—	—	434,936	(7)
	3/11/2020	—	—	—	—	—	—	—	24,232	94.41	447,305	(8)

Steve Pietkiewicz	N/A	—	450,000	1,350,000	—	—	—	—	—	—	—
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	481,417	(6)
	3/11/2020	—	—	—	—	4,927	9,854	—	—	—	434,936	(6)
	3/11/2020	—	—	—	—	—	—	4,927	—	—	434,936	(7)
	3/11/2020	—	—	—	—	—	—	—	24,232	94.41	447,305	(8)
(1)

The amounts shown for Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. The actual amounts earned in fiscal 2020 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal 2020

Vincent Roche	$1,229,106

Prashanth Mahendra-Rajah	$ 448,721

Martin Cotter	$ 358,977

John Hassett	$ 370,683

Steve Pietkiewicz	$ 345,496

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our executive performance incentive plan.
(2)

Represents PRSUs granted under our 2020 Plan. The relative TSR PRSUs have both a market condition and a service condition, while the financial metric PRSUs have a performance condition and a service condition, and vest, so long as the executive continues to be employed with us, after the applicable three-year performance period. The number of shares of the Company’s common stock to be issued upon vesting of the relative TSR PRSUs will range from 0% to 200% of the target amount, based on the comparison of the Company’s TSR to the median TSR of a specified peer group over a three-year period. The number of shares of the Company’s common stock to be issued upon vesting of the financial metric PRSUs on the third anniversary of the grant date will range from 0% to 200% of the target amount, based on the Company’s attainment of one-year, two-year cumulative and three-year cumulative operating profit dollar targets set by the Compensation Committee.
(3)

Represents time-based RSUs granted under our 2020 Plan. The time-based RSUs vest, so long as the executive continues to be employed with us, in four equal installments on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested RSUs.

(4)

Represents stock options granted under our 2020 Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.
(6)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the PRSUs. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the relative TSR PRSU awards granted to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz on March 11, 2020 was $97.71. The grant date fair value of financial metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant.

(7)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the time-based RSUs.

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts:

Grant Date	Assumptions
	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)

3/11/2020	0.66	2.63	88.28

The grant date fair value of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting.

(8)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. The grant date fair value of stock options granted were computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these stock options using the following assumptions:

Grant Date	Assumptions				Grant Date Fair Value Per Share ($)
	Risk-Free Interest Rate (%)	Dividend Yield (%)	Expected Volatility (%)	Expected Life (Years)

3/11/2020	0.66	2.63	29.49	5.00	18.46

Outstanding Equity Awards at Fiscal Year-End 2020

The following table provides information with respect to outstanding stock options and unvested time-based RSUs and PRSUs for each of our named executive officers as of October 31, 2020:

Name	Grant Date	Option Awards				Stock Awards

		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units/ Awards of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units/Awards of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Vincent Roche	3/12/2014	18,876	—	51.73	3/12/2024	—	—	—	—
	3/11/2015	22,954	—	57.29	3/11/2025	—	—	—	—
	3/9/2016	46,353	20,353	54.93	3/9/2026	—	—	—	—
	3/8/2017	68,613	45,743	83.48	3/8/2027	—	—	—	—
	3/29/2018	55,330	55,331	91.13	3/29/2028	13,183	1,562,581	26,366	3,125,162
	3/13/2019	25,200	75,603	108.08	3/13/2029	17,073	2,023,663	22,763	2,698,098
	3/11/2020	—	134,620	94.41	3/11/2030	27,368	3,243,929	80,763	9,572,838
Prashanth Mahendra- Rajah	3/29/2018	17,389	17,390	91.13	3/29/2028	4,144	491,188	8,287	982,258
	3/13/2019	6,628	19,885	108.08	3/13/2029	4,491	532,318	5,987	709,639
	3/11/2020	—	35,001	94.41	3/11/2030	7,116	843,459	20,999	2,489,011
Martin Cotter	3/12/2014	12,210	—	51.73	3/12/2024	—	—	—	—
	3/11/2015	10,750	—	57.29	3/11/2025	—	—	—	—
	3/9/2016	6,949	1,738	54.93	3/9/2026	—	—	—	—
	10/17/2016	21,599	5,400	61.70	10/17/2026	—	—	—	—
	3/8/2017	10,556	7,038	83.48	3/8/2027	—	—	—	—
	3/29/2018	10,276	10,276	91.13	3/29/2028	2,449	290,280	4,897	580,441
	9/17/2018	—	—	—	—	1,667	197,590	—	—
	3/13/2019	2,541	7,623	108.08	3/13/2029	1,722	204,109	2,295	272,026
	6/17/2019	1,878	5,634	108.08	3/13/2029	1,273	150,889	1,697	201,145
	3/11/2020	—	24,232	94.41	3/11/2030	4,927	583,997	14,540	1,723,426
John Hassett	3/9/2016	—	4,074	54.93	3/9/2026	—	—	—	—
	3/8/2017	11,728	7,820	83.48	3/8/2027	—	—	—	—
	3/29/2018	10,276	10,276	91.13	3/29/2028	2,449	290,280	4,897	580,441
	9/17/2018	—	—	—	—	1,667	197,590	—	—
	3/13/2019	4,419	13,257	108.08	3/13/2029	2,994	354,879	3,992	473,172
	3/11/2020	—	24,232	94.41	3/11/2030	4,927	583,997	14,540	1,723,426
Steve Pietkiewicz	3/10/2017(6)	—	—	—	—	5,968	707,387	—	—
	6/15/2017	18,234	12,157	79.75	6/15/2027	—	—	—	—
	7/17/2017	—	—	—	—	—	—	—	—
	10/16/2017	—	—	—	—	6,943	822,954	—	—
	3/29/2018	11,856	11,857	91.13	3/29/2028	2,825	334,847	5,650	669,695
	6/15/2018	—	—	—	—	2,014	238,719	—	—
	3/13/2019	4,419	13,257	108.08	3/13/2029	2,994	354,879	3,992	473,172
	6/17/2019	—	—	—	—	2,887	342,196	—	—
	3/11/2020	—	24,232	94.41	3/11/2030	4,927	583,997	14,540	1,723,426

(1)	The unexercisable options held by these officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent Roche	Prashanth Mahendra -Rajah	Martin Cotter	John Hassett	Steve Pietkiewicz
3/9/2016	3/9/2021	20,353	—	1,738	4,074	—
10/17/2016	10/17/2021	—	—	5,400	—	—
3/8/2017	3/8/2021	22,871	—	3,519	3,910	—
	3/8/2022	22,872	—	3,519	3,910	—
6/15/2017	6/15/2021	—	—	—	—	6,078
	6/15/2022	—	—	—	—	6,079
3/29/2018	3/29/2021	27,665	8,695	5,138	5,138	5,928
	3/29/2022	27,666	8,695	5,138	5,138	5,929
3/13/2019	3/13/2021	25,201	6,628	2,541	4,419	4,419
	3/13/2022	25,201	6,628	2,541	4,419	4,419
	3/13/2023	25,201	6,629	2,541	4,419	4,419
06/17/2019	3/13/2021	—	—	1,878	—	—
	3/13/2022	—	—	1,878	—	—
	3/13/2022	—	—	1,878	—	—
3/11/2020	3/11/2021	33,655	8,750	6,058	6,058	6,058
	3/11/2022	33,655	8,750	6,058	6,058	6,058
	3/11/2023	33,655	8,750	6,058	6,058	6,058
	3/11/2024	33,655	8,751	6,058	6,058	6,058

(2)	The expiration date of each stock option award is ten years after its grant date.
(3)	The time-based RSUs granted in 2018, 2019 and 2020 vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.
(4)	The market value was calculated based on $118.53, the closing price per share of our common stock on October 30, 2020, the last trading day of fiscal 2020.
(5)

The number of shares, if any, earned under the relative TSR PRSU awards will vest three years and fourteen days after its grant date, subject to the level of attainment of the performance parameters. The number of shares, if any, earned under the financial metric PRSU awards will vest on the third anniversary of the grant date, subject to the level of attainment of the performance parameters.

(6)

In connection with the Linear Technology acquisition and in accordance with the terms of the merger agreement, the Company issued equity and cash awards to certain Linear Technology employees, including Mr. Pietkiewicz, in replacement of outstanding Linear Technology equity awards. These awards vest, subject to continued employment as follows:

Grant Date	Vest Date	Shares(#)
3/10/2017	7/21/2021	5,968

Option Exercises and Stock Vested During Fiscal 2020

The following table provides information on the aggregate value realized by each named executive officer upon the exercise of stock options and the vesting of restricted stock units/awards, time-based RSUs and PRSUs during fiscal 2020:

Grant Date	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)

Vincent Roche	40,000	2,285,808	54,811	5,098,320

Prashanth Mahendra-Rajah	—	—	31,500	3,653,399

Martin Cotter	20,000	1,445,430	24,817	2,688,705

John Hassett	15,681	1,022,791	26,588	2,874,289

Steve Pietkiewicz (3)	—	—	37,144	4,285,018

(1)

Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.
(3)

In addition to the amounts reflected in the table, during fiscal 2020 Mr. Pietkiewicz received $276,000 upon the vesting of cash awards, which were granted by the Company in connection with the Linear Technology acquisition, and in accordance with the terms of the merger agreement, in replacement of outstanding Linear Technology equity awards.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, commissions and director fees. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, commissions, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62 with ten years of service, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months or as otherwise required by relevant tax regulations.

Mr. Pietkiewicz did not participate in the DCP in fiscal 2018 because the DCP was not available to legacy Linear Technology employees during that time. The following table shows the non-qualified deferred compensation activity for the NEOs during fiscal 2020.

Non-Qualified Deferred Compensation for Fiscal 2020

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)

Vincent Roche	449,380	8,400	570,083	—	9,063,475

Prashanth Mahendra-Rajah	450,767	31,032	39,052	—	634,896

Martin Cotter	338,808	27,105	48,700	—	446,772

John Hassett	—	—	—	—	—

Steve Pietkiewicz	556,863	26,935	69,864	—	1,026,030

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.
(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2020.
(3)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2019 and 2018:

Name	Previously Reported for Fiscal 2019 ($)	Previously Reported for Fiscal 2018 ($)

Vincent Roche	2,253,300	3,007,201

Prashanth Mahendra-Rajah	25,961	82,475

Martin Cotter	—	31,020

John Hassett	—	—

Steve Pietkiewicz	348,770	—

Change in Control Benefits

Change in Control Retention Agreements

We have entered into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•	within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or
•	within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;
•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:

•	a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination;
•	payment of all legal fees and expenses incurred by the employee as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or in seeking to obtain or enforce any right or benefit provided by the agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax imposed by Section 4999 of the Internal Revenue Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs are calculated based upon the change-in-control retention agreements described above under “Change in Control Benefits—Change in Control Retention Agreements.” Under our 2020 Plan and our 2006 Stock Incentive Plan, in the event of a change in control, employees who have outstanding and unvested awards under either plan and who are employed on the closing of a change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then-outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of the unvested equity awards would continue to vest in accordance with the original vesting schedules, and any remaining unvested equity awards would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the applicable plan).

Upon a change in control approved by the Board of Directors, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following tables quantify the amounts that would be payable to the NEOs named in the Summary Compensation Table upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or October 31, 2020. The tables do not include the accumulated benefit under our DCP that would be paid to our NEOs described above under “Non-Qualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of October 31, 2020. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Vincent Roche $ (1)(2)(3)(4) (5)(6)	Prashanth Mahendra- Rajah $ (1)(2)(3)(4)(5)	Martin Cotter $ (1)(2)(3)(4)(5)	John Hassett $ (1)(2)(3)(4)(5)	Steve Pietkiewicz $ (1)(2)(3)(4)(5)

Cash Severance	3,139,500	1,719,250	1,375,400	1,420,250	1,345,500

Cash Bonus	2,331,079	851,029	680,823	703,024	632,023

Value of Accelerated Vesting of Stock Awards	30,290,288	7,483,930	5,790,318	5,659,296	7,688,354

Value of Accelerated Vesting of Cash Awards	—	—	—	—	276,000

Value of Medical and Other Benefits	16,862	47,376	29,342	34,008	47,376

Excise Tax Gross Up	—	—	—	—	—

Total	35,777,729	10,101,585	7,875,883	7,816,578	9,989,253

(1)	Cash severance based upon a multiplier of 299% of the executive officer’s base salary.
(2)	Cash bonus based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding termination.
(3)

The value of accelerated unvested options as of October 31, 2020 is calculated by taking the difference between the closing price of our common stock on Nasdaq on the last trading day of the fiscal year ($118.53 on October 30, 2020) and the option exercise price and multiplying it by the number of accelerated options. For time- and performance-based RSUs/RSAs the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. For PRSUs, the number of accelerated units assumes vesting at the target level. Accelerated cash awards are equal to 100% of the award.

(4)

As of October 31, 2020, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or time-based RSUs and PRSUs granted under our 2020 Plan and our 2006 Stock Incentive Plan. The number of accelerated units/awards would be as follows:

Name	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Time-Based RSUs/RSAs that Accelerate upon Termination After a Change in Control	Number of Unvested Performance-Based RSUs that Accelerate upon Termination After a Change in Control at Target Achievement

Vincent Roche	331,650	57,624	126,628

Prashanth Mahendra-Rajah	72,276	15,751	34,493

Martin Cotter	61,941	12,038	22,735

John Hassett	59,659	12,037	22,735

Steve Pietkiewicz	61,503	28,558	23,488

(5)

Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $8,431 for Mr. Roche, $23,688 for Mr. Mahendra-Rajah and Mr. Pietkiewicz, $14,671 for Mr. Cotter and $17,004 for Mr. Hassett.

(6)

In calculating the excise tax gross-up amounts, we take into account Mr. Roche’s earnings from ADI for the prior five years. We include the change in control cash severance and bonus, valuations of unvested stock options that become vested upon a change in control (using the fiscal 2020 year-end closing stock price), valuations of time-based RSUs and PRSUs that become vested upon a change in control (using the fiscal 2020 year-end closing stock price), and our estimated cost of medical and other benefits. Whether Mr. Roche will receive a gross-up amount will depend primarily on his earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the DCP. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Vincent Roche, the Company’s President and Chief Executive Officer.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of records and the methodology described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

As permitted by SEC rules, we used the same median employee for our fiscal 2020 pay ratio calculation as we used for our fiscal 2018 and fiscal 2019 calculations included in our proxy statements for those fiscal years. We believe it is reasonable to use the same median employee for purposes of the pay ratio calculation because there was no material change in our employee population or in the median employee’s compensation arrangement or other material change that would significantly affect our pay ratio calculation. To identify the median employee in fiscal 2018 and to determine such employee’s annual total compensation, we used the following methodology and material assumptions, adjustments and estimates:

•	We selected November 3, 2018, as the date upon which we would identify the “median employee.” As noted above, we are using the same median employee for the fiscal 2020 pay ratio calculation.

•	We used our global employee population as of this date, which includes operators located in our manufacturing facilities around the world, including the Philippines.
•	To identify the median employee, we used annual base salary and target bonus (or sales incentive) at a target of 1.0x of annual base salary. Base salaries were annualized for all permanent employees who were employees for less than the full fiscal year and not on an unpaid leave of absence as of the identification date.

•	We identified and calculated the elements of the median employee’s total compensation for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	We applied the exchange rate that we utilize in our accounting system, as of our fiscal year end (October 31, 2020), to convert foreign currency to U.S. dollars.

For fiscal 2020, the annual total compensation of the same median employee was $66,008. The annual total compensation of our Chief Executive Officer for fiscal 2020 was $12,357,918, which is the annual total compensation of our Chief Executive Officer reported in the “Total” column of the Summary Compensation Table appearing on page 46. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 187 to 1.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Our shareholders approved our new 2020 Plan at our 2020 Annual Meeting held on March 11, 2020. Under our 2020 Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. All stock options have a maximum term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2020 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our TSR PRSUs have a three-year performance period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our financial metric PRSUs have a three-year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs and PRSUs granted under the 2020 Plan are subject to full or partial acceleration upon death, disability or a change in control.

Under our 2006 Stock Incentive Plan, we granted options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. The 2006 Stock Incentive Plan expires by its terms on March 12, 2021, but awards outstanding under the 2006 Stock Incentive Plan will remain in effect. We have not granted any new awards under the 2006 Stock Incentive Plan since our shareholders approved our 2020 Plan on March 11, 2020. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Stock Incentive Plan did not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our TSR PRSUs have three year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our financial metric PRSUs have a three year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs granted under the 2006 Stock Incentive Plan are subject to full or partial acceleration upon death, disability or a change in control.

Under our 2010 Plan, which we assumed as part of the Linear Technology acquisition, we granted options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to legacy Linear Technology employees. The 2010 Plan expired by its terms on

September 15, 2020, but awards outstanding under the 2010 Plan will remain in effect. We have not granted any new awards under the 2010 Plan since our shareholders approved our 2020 Plan on March 11, 2020. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death or disability. The 2010 Plan did not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. RSUs under the 2010 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2010 Plan in the event of a change in control.

As part of the Linear Technology acquisition, we also assumed the 2005 Plan and converted certain outstanding Linear Technology RSU and restricted stock awards based on share exchange ratios determined in accordance with the merger agreement. The resulting Company stock-based award (either an RSU or an RSA) continue to vest on the same schedule provided under the original Linear Technology RSU or Linear Technology RSA, as applicable. The Company is not granting new awards under the 2005 Plan. RSUs and RSAs under the 2005 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2005 Plan in the event of a change in control.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation

Committee are independent directors, as defined by the Nasdaq Rules.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 31, 2020 about the securities which are either already issued, or authorized for future issuance, under our 2020 Plan, and the securities that are issued and outstanding under our 2006 Stock Incentive Plan, as well as our 2005 Plan and our 2010 Plan, which were both assumed in connection with the Linear Technology acquisition.

Plan Category	(a)		(b)		(c)

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders	6,747,928	(1)	$70.73	(2)	19,634,801	(3)
Equity compensation plans not approved by shareholders (4)	1,081,224	(4)	$ —		—
Total	7,829,152		$70.73	(2)	19,634,801

(1)	Includes 1,208,658 RSUs under our 2006 Stock Incentive Plan that were outstanding on October 31, 2020 and 1,346,868 RSUs under our 2020 Plan that were outstanding on October 31, 2020.
(2)	The weighted average exercise price of outstanding options, warrants and rights excludes RSUs, which do not have an exercise price.
(3)

Our 2020 Plan, which was approved by shareholders in March 2020, allows for the issuance of 9,585,500 shares of our common stock, plus such additional number of shares of our common stock (up to 20,857,992) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the 2006 Stock Incentive Plan and the 2010 Plan that remained available for grant under such plan immediately prior to the date that the 2020 Plan was approved by our shareholders and (y) the number of shares of common stock subject to awards granted under the 2006 Stock Incentive Plan, the 2010 Plan and the 2005 Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

(4)

In connection with the acquisition of Linear Technology in March 2017, we assumed the 2005 Plan and the 2010 Plan and issued 2.8 million RSU and RSA awards, in the aggregate, in replacement of outstanding and unvested Linear Technology equity awards under such plans. The 2010 Plan expired by its terms on September 15, 2020, but awards outstanding under the 2010 Plan will remain in effect.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Drs. Frank, Wee and Glimcher and Mr. Little served as members of our Compensation

Committee. Additionally, Dr. Su served as a member of our Compensation Committee until her departure from the Board of Directors in March 2020. No member of our Compensation Committee was at any time during fiscal 2020, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2020 requiring disclosure under Item 404 of Regulation

S-K under the Exchange Act.

During fiscal 2020, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Edward H. Frank, Chairman

Laurie H. Glimcher

Mark M. Little

Susie Wee

Proposal 3 Ratification of Selection of Independent Registered Public Accounting Firm	◀

Our Board of Directors unanimously recommends that you vote   FOR  the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the retention of the independent public accounting firm is in the best interests of the Company and our shareholders.

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for fiscal 2021. We have engaged Ernst & Young LLP, or its predecessor firms, to serve as our independent registered public accounting firm continuously since 1967. Through Ernst & Young LLP’s years of experience with ADI, Ernst & Young LLP has gained institutional knowledge of and deep expertise regarding ADI’s global operations, accounting policies and practices, and internal control over financial reporting, which enables efficiency with the annual audit and benefits the Company. In accordance with SEC rules and Ernst & Young LLP policies, the firm’s lead engagement partner rotates every five years. Our Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The Audit Committee also has the sole authority to approve all engagement fees paid to our independent registered public accounting firm.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to attend the virtual Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2020 and the fiscal year ended November 2, 2019, or fiscal 2019.

Name	Fiscal 2020	Fiscal 2019
Audit Fees	$4,533,000	$4,772,000
Audit-Related Fees	1,719,000	116,000
Tax Fees	2,223,000	2,714,000
Total Fees	$8,475,000	$7,602,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with

U.S. generally accepted accounting principles.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, accounting matters not related to the annual audit, attestation services that are not required by statute or regulation, and accounting consultations in connection with transactions, merger and acquisition due diligence. For fiscal 2020, the year-over-year increase is driven by due diligence services related to the proposed acquisition of Maxim Integrated.

Tax Fees. These are fees for tax advice and services, including services relating to the integration of Linear Technology, professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning, and assistance with international tax audits. Included in this amount are fees of $362,000 in fiscal 2020, and $439,000 in fiscal 2019, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any person in a financial reporting oversight role at Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal 2020 and fiscal 2019, all services provided to Analog Devices by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above.

Audit Committee Report

The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal control over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2020, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2021.

Audit Committee

Kenton J. Sicchitano, Chairman

Bruce R. Evans

Karen M. Golz

Other Matters

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

Q&A About Annual Meeting and Voting

Q:	How do I attend the virtual Annual Meeting?

A:

This year’s Annual Meeting will be conducted as a virtual meeting of shareholders. We will host the Annual Meeting live online via audio webcast. You are entitled to participate in the virtual Annual Meeting only if you were an Analog Devices shareholder as of the close of business on January 4, 2021, the record date for the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit your questions online before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ADI2021. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person. The webcast will start at 9 a.m. Eastern Time, on March 10, 2021. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in order to be able to enter the Annual Meeting online. Information contained on this website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

Online access to the audio webcast will open at 8:30 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting website. We will have technicians available to assist you.

Q:	Why is the Annual Meeting a virtual, online meeting?

A:

Due to the continued public health concerns about in-person gatherings related to the COVID-19 pandemic, the Board of Directors has determined that this year we will hold a virtual Annual Meeting conducted via live webcast in order to support the health and well-being of our shareholders, employees and directors. We believe that hosting a virtual meeting will facilitate shareholder attendance and participation at the Annual Meeting by enabling shareholders to participate remotely from any location around the world. There will not be a physical meeting location. Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/ADI2021 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Shareholders will be able to submit questions online before and during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	The election of the eleven nominees named in this proxy statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.
2.

The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 30, 2021, or fiscal 2021.

The shareholders will also act on any other business that may properly come before the meeting or any postponement, adjournment, rescheduling or continuation of the meeting.

Q:	Who can vote?

A:

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 4, 2021. This date is the record date for the Annual Meeting. The number of outstanding shares entitled to vote on each proposal at the Annual Meeting is 369,328,983 shares of our common stock.

Q:	May I see a list of shareholders entitled to notice of the Annual Meeting?

A:

A list of our shareholders who are entitled to notice of the Annual Meeting will be available to shareholders during the meeting at www.virtualshareholdermeeting.com/ADI2021. To access such list of shareholders beginning January 24, 2021 and until the meeting, shareholders should email Analog Devices Investor Relations at investor.relations@analog.com.

Q:	How many votes do I have?

A:	Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Q:	Is my vote important?

A:

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q:	How do I vote?

A:	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways.

1.

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by going to proxyvote.com and following the Internet voting instructions on the Notice of Internet Availability of Proxy Materials or the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on March 9, 2021.

2.

You may vote by telephone. You may vote your shares by calling 1-800-690-6903 toll-free within the United States, U.S. territories and Canada and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on March 9, 2021.

3.

You may vote by mail. If you received a printed proxy card, you may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card that you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals 2 and 3.

4.

You may vote electronically during the virtual Annual Meeting. If you attend the virtual Annual Meeting, you may vote online during the virtual Annual Meeting at www.virtualshareholdermeeting.com/ ADI2021. You will need your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to be able to vote during the virtual Annual Meeting. Please note that you cannot vote by marking up the Notice of Internet Availability of Proxy Materials and mailing the Notice back. Any votes returned in that manner will not be counted.

Q:	Can I vote if my shares are held in “street name”?

A:

If the Analog Devices shares that you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. Many banks, brokers or other nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or other nominee on your voting instruction form.

If you hold shares through an account with a broker, the voting of shares by such broker when you do not provide voting instructions is governed by applicable stock exchange rules. These rules allow brokers to vote shares at their discretion on “routine” matters for which their customers do not provide voting instructions. On matters that are considered “non-routine,” brokers may not vote shares without your instruction. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 3) is considered a “routine” matter and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” advisory vote (Proposal 2) are “non-routine” matters. If you do not instruct your bank, broker or other nominee how to vote with respect to these proposals, your bank, broker or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular proposal.

If your shares are held in “street name” as of the record date January 4, 2021, you may virtually attend the Annual Meeting and vote your shares online while attending the virtual Annual Meeting. You will need the control number included on your Notice of Internet Availability of Proxy Materials or voting instruction form in order to demonstrate proof of beneficial ownership and to be able to vote during the Annual Meeting.

Q:	Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A:

Yes. If you are the “record holder” of your shares, you can revoke your proxy or change your vote at any time before the polls close at the virtual Annual Meeting by doing any one of the following things:

•	voting over the Internet or by telephone as instructed above (only your latest Internet or telephone vote is counted);

•	signing and returning another proxy card with a later date;

•	giving our Secretary a written notice before the meeting that you want to revoke your proxy; or

•	attending the virtual Annual Meeting and voting electronically during the virtual Annual Meeting as instructed above.

Your attendance at the virtual Annual Meeting alone will not revoke your proxy.

If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote your shares online while virtually attending the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions.

Q:	What constitutes a quorum?

A:

In order for business to be conducted at the Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 4, 2021, the record date, or at least 184,664,492 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting.

Q:	What vote is required for each proposal?

A:

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to the election of directors. If an incumbent director nominee in an uncontested election of directors receives a majority of votes

“against” his or her election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021. Even if you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may vote your shares with respect to this proposal.

Q:	How will votes be counted?

A:

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted by mail, over the Internet, by telephone, or electronically during the virtual Annual Meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Banks, brokers and other nominees who do not receive instructions with respect to Proposals 1 and 2 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Q:	Who will count the votes?

A:	The votes will be counted, tabulated and certified by Broadridge.

Q:	Will my vote be kept confidential?

A:

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The tabulation agent will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote:

FOR the election of each of the eleven nominees to serve as

directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 3).

Q:	Will any other matters be voted on at this meeting?

A:

No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2022 annual meeting of shareholders?” below.

Q:	How do I submit a question at the virtual Annual Meeting?
A:

Before the Annual Meeting, you can submit questions at www.proxyvote.com. During the Annual Meeting, you can view our agenda and rules of conduct and procedures and submit questions at www.virtualshareholdermeeting.com/ADI2021. Shareholders must have their 16-digit control number to submit questions. We intend to answer during the Annual Meeting all questions submitted that are pertinent to the Company and the items being voted on by shareholders, as time permits and in accordance with our rules of conduct and procedures. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the Annual Meeting, or respond directly to that shareholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and address all shareholder questions, we will respond to no more than two questions from any single shareholder.

Q:	Where can I find the voting results?

A:	We will report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days after the conclusion of the Annual Meeting.

Q:	How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2022 annual meeting of shareholders?

A:

Shareholder proposals for inclusion in proxy statement: If you are interested in submitting a proposal for inclusion in our proxy statement for the 2022 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2022 annual meeting of shareholders at our principal corporate offices in Wilmington, Massachusetts at the address below no later than September 24, 2021.

Shareholder director nominations for inclusion in proxy statement: The Board of Directors has implemented a proxy access provision in our bylaws, which allows a shareholder or group of up to 20 shareholders owning in aggregate 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the bylaws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in our proxy statement pursuant to these proxy access provisions in Article I, Section 1.9(c) of our bylaws, the Secretary must receive advance written notice at the address noted below not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, or if no annual meeting was held in the preceding year, then we must receive such notice at the address noted below not earlier than the 150th day before such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2022 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2021 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than October 11, 2021, and no later than November 10, 2021.

Shareholder proposals and director nominations not included in proxy statement: In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2022 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2021 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 10, 2021, and no later than December 10, 2021. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2022 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog

Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the SEC and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Yoon Ah Oh, Secretary

Analog Devices, Inc.

One Analog Way

Wilmington, Massachusetts 01887

Phone: 781-935-5565

Email: yoonah.oh@analog.com

Q:	What are the costs of soliciting these proxies and who will pay?

A:

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $12,500 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q:	Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

A:

We are distributing our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by the rules of the SEC. This approach expedites shareholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about January 22, 2021, we mailed a Notice of Internet Availability of Proxy Materials to participating shareholders containing instructions on how to access the proxy materials on the Internet, and if desired, to request to receive a paper copy of our proxy materials by mail

Q:	How can I obtain an Annual Report on Form 10-K?

A:

Our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, or fiscal 2020, is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for fiscal 2020 and/or any of its exhibits, we will send you such materials without charge. Please contact:

Investor Relations Department

Analog Devices, Inc.

One Analog Way

Wilmington, Massachusetts 01887

Phone: 781-461-3282

Email: investor.relations@analog.com

Q:	Whom should I contact if I have any questions?

A:

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department, at the address, telephone number or email address listed above.

Additional Information	◀

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Investor Relations Department, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

Security Ownership Of Certain Beneficial Owners

The following table lists information about those holders known to Analog Devices to be the beneficial owners of 5% or more of our outstanding shares of common stock as of January 8, 2021:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)

5% Shareholders:

Vanguard Group Inc. (2)

PO Box 2600

Valley Forge, Pennsylvania 19482	32,088,636	8.7%

BlackRock Inc. (3)

55 East 52nd Street

New York, New York 10055	30,760,256	8.3%

JPMorgan Chase & Co. (4)

383 Madison Avenue

New York, New York 10179	26,039,376	7.0%
(1)

The percent ownership for each shareholder on January 8, 2021 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 8, 2021 (369,403,562 shares).

(2)

Based solely on a Form 13F-HR filed by Vanguard Group Inc. on November 16, 2020 reporting stock ownership as of September 30, 2020. Vanguard Group Inc. also reported that, as of September 30, 2020, it had sole investment power for 30,447,767 shares, shared voting power for 609,439 shares, shared investment power for 1,641,169 shares and no voting power with respect to 31,479,197 shares.

(3)

Based solely on a Form 13F-HR filed by BlackRock Inc. on November 6, 2020 reporting stock ownership as of September 30, 2020. BlackRock Inc. also reported that, as of September 30, 2020, it had sole voting power for 25,534,030 shares and no voting power with respect to 5,226,122 shares.

(4)

Based solely on a Form 13F-HR filed by JPMorgan Chase & Co. on November 12, 2020 reporting stock ownership as of September 30, 2020. JPMorgan Chase & Co. also reported that, as of September 30, 2020, it had sole voting power with respect to 24,632,500 shares, shared voting power for 69,478 shares and no voting power with respect to 1,337,398 shares.

Security Ownership of Directors and Executive Officers

The following table lists information as of January 8, 2021, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table included in this proxy statement, and by all of the directors and executive officers of Analog Devices as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Shares Acquirable Within 60 Days (3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (4)

James A. Champy (5)	49,846	37,620	87,466	*

Anantha P. Chandrakasan	2,485	—	2,485	*

Martin Cotter	5,908	72,016	77,924	*

Bruce R. Evans (6)	90,253	—	90,253	*

Edward H. Frank (7)	11,315	—	11,315	*

Laurie H. Glimcher (8)	—	—	—	*

Karen M. Golz	3,539	—	3,539	*

Joseph (John) Hassett	17,317	29,407	46,724	*

Mark M. Little	6,840	1,040	7,880	*

Prashanth Mahendra-Rajah	11,694	24,017	35,711	*

Steve Pietkiewicz (9)	35,268	37,620	72,888	*

Vincent Roche	16,957	280,550	297,507	*

Kenton J. Sicchitano	24,430	16,100	40,530	*

Ray Stata (10)	816,585	37,620	854,205	*

Susie Wee	610	—	610	*

All directors and executive officers as a group (17 persons, consisting of 7 executive officers and 10 non-employee directors) (11)	1,102,821	571,246	1,674,067	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.
(2)

For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units, or RSUs, that vest within 60 days after January 8, 2021.

(4)

The percent ownership for each shareholder on January 8, 2021 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 8, 2021 (369,403,562 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 8, 2021.

(5)	Includes 39,878 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(6)	Includes 106 shares held by Evans Investment Management, LLC, of which Mr. Evans is managing member.
(7)	Includes 11,000 shares held by irrevocable trusts for the benefit of Mr. Frank’s daughters, of which Mr. Frank is a trustee.
(8)	Dr. Laurie Glimcher joined the Board of Directors on August 18, 2020.
(9)	Includes 4,956 shares held in trust.
(10)

Includes 660,459 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. Includes 648,709 shares held by Mr. Stata’s spouse and 156,126 shares held directly by Mr. Stata that are pledged as collateral for a line of credit from a bank. Since January 2013, we have prohibited our directors and executive officers from future pledging of their Company securities as collateral for a loan.

(11)	All directors and executive officers as a group disclaim beneficial ownership of a total of 700,337 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to fiscal 2020, with the exception of a late filing by Mr. Stata to report a gift of 8,250 shares to an educational institution.

Appendix A: Reconciliation of GAAP Measures to Non-GAAP Measures	◀

Non-GAAP financial measures included in this Proxy Statement are financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Management uses non-GAAP measures internally to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating the Company’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding the Company’s earnings results and outlook and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the Company and enables investors and analysts to evaluate the Company’s core business. Management also believes that the non-GAAP liquidity measure free cash flow is useful both internally and to investors because it provides information about the amount of cash generated after capital expenditures that is then available to repay debt obligations, make investments and fund acquisitions, and for certain other activities.

Analog Devices believes that non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

Acquisition Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to inventory, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. Expenses also include severance payments, equity award accelerations, and the fair value adjustment associated with the replacement of share-based awards related to the Linear Technology Corporation (Linear) acquisition. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.

Acquisition Related Transaction Costs: Costs directly related to the proposed Maxim Integrated Products, Inc. acquisition, including legal, accounting and other professional fees as well as integration-related costs. We excluded these costs from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring Related Expense: Expenses incurred in connection with facility closures, consolidation of manufacturing facilities, severance, other accelerated stock-based compensation expense and other cost reduction efforts or reorganizational initiatives. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.

Charitable Foundation Contribution: Expenses incurred in connection with a one time contribution of registered shares of common stock to the Analog Devices Foundation. We excluded this expense from our non-GAAP measures because this expense has no direct correlation to the operation of our business in the future.

Tax Related Items: Income tax effect of the non-GAAP items discussed above and income tax from certain discrete tax items primarily related to the resolution of prior period tax audits, income tax from certain uncertain tax positions, income tax from state valuation allowance adjustments, income tax on certain inventory intra-entity transfers, the impact of a voluntary accounting policy change and other income tax adjustments related to prior periods. We excluded the income tax benefit / provision effect of these tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Reconciliation of GAAP Measures to Non-GAAP Earnings Measures

(In thousands, except per-share amounts)

Twelve months ended Oct 31, 2020

Gross margin	$3,690,478
Gross margin percentage	65.9%
Acquisition related expenses	179,374
Adjusted gross margin	$3,869,852
Adjusted gross margin percentage	69.1%
Operating income	$1,498,244
Operating margin	26.7%
Acquisition related expenses	623,635
Acquisition related transaction costs	20,098
Charitable foundation contribution	40,000
Restructuring related expense	52,337
Adjusted operating income	$2,234,314
Adjusted operating margin percentage	39.9%
Diluted EPS	$3.28
Acquisition related expenses	1.68
Acquisition related transaction costs	0.05
Charitable foundation contribution	0.11
Restructuring related expense	0.14
Income tax effect of adjustments above	(0.29)
Income tax from certain discrete tax items	(0.07)
Adjusted diluted EPS (1)	$4.91

(1)	The sum of the individual per share amounts may not equal the total due to rounding

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In thousands)

Trailing Twelve Months, Oct 31, 2020

Revenue	$5,603,056
Net cash provided by operating activities	$2,008,487
% of revenue	36%
Capital expenditures	$(165,692)
Free cash flow (1)	$1,842,795
% of revenue	33%
(1) Free cash flow is defined as net cash provided by operating activities, less capital expenditures.

One Analog Way Wilmington, MA 01887	1-800-262-5643	www.analog.com

ANALOG DEVICES, INC.ATTN: INVESTOR RELATIONS DEPT.ONE ANALOG WAYWILMINGTON, MA 01887ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions below to vote using the Internet and, when prompted, indicatethat you agree to receive or access proxy materials electronically in future years.VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 P.M. Eastern Time on March 9, 2021. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/ADI2021You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.Eastern Time on March 9, 2021. Have your proxy card in hand when you call and then followthe instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D28858-P47805KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.ANALOG DEVICES, INC.The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If nodirection is made, this proxy will be voted FOR the election of each Director Nominee and FOR Proposals 2 and 3.The Board of Directors recommends you vote FOR each of the Director Nominees:1. The election to Analog Devices' Board of Directors of the eleven nominees named inour Proxy Statement.Nominees:For Against AbstainFor Against Abstain1a. Ray Stata1j. Kenton J. Sicchitano1b. Vincent Roche1k. Susie Wee1c. James A. ChampyThe Board of Directors recommends you vote FORProposals 2 and 3:1d. Anantha P. Chandrakasan2. Advisory resolution to approve the compensation of ournamed executive officers.1e. Bruce R. Evans3. Ratification of Ernst & Young LLP as our independentregistered public accounting firm for fiscal 2021.1f. Edward H. FrankNOTE: To transact such other business as may properly comebefore the meeting and at any adjournments or postponementat the meeting.1g. Laurie H. Glimcher1h. Karen M. Golz1i. Mark M. LittlePlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D28859-P47805ANALOG DEVICES, INC.Annual Meeting of Shareholders - March 10, 2021 9:00 AMThis Proxy is solicited on behalf of the Board of DirectorsThe undersigned revokes all previous proxies and hereby appoints Ray Stata, Vincent Roche and Yoon Ah Oh, or any of them,as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, asdesignated on the reverse side of this proxy card, all of the shares of common stock of ANALOG DEVICES, INC. that theundersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually, via live audio webcast, atwww.virtualshareholdermeeting.com/ADI2021, at 9:00 AM, Eastern Time on March 10, 2021, and any adjournment, postponement,continuation or rescheduling thereof.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or anyadjournment, postponement, continuation or rescheduling thereof.Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed,dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using theenclosed envelope.Continued and to be signed on reverse side